UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant   X                               Filed by a Party other than the Registrant   ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

X	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12
NVR, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check all boxes that apply):

X	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

NVR, INC.
11700 Plaza America Drive
Suite 500
Reston, VA  20190
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on Tuesday, May 7, 2024
11:00 A.M. Eastern Time
NVR, Inc. will hold its Annual Meeting of Shareholders at 11:00 A.M. (Eastern Time) on Tuesday, May 7, 2024.  We will hold the meeting at our corporate headquarters located at 11700 Plaza America Drive, Suite 500, Reston, Virginia, 20190.
We are holding the meeting for the following purposes:
1.    To elect ten directors from the nominees named in the attached Proxy Statement;
2.    To ratify the appointment of the accounting firm of KPMG LLP as our independent auditor for the year ending December 31, 2024;
3.    To vote on an advisory resolution regarding the approval of compensation paid to certain executive officers;
4.    To vote on a shareholder proposal to publish report on impact of diversity, equity and inclusion efforts, if properly presented at the Annual Meeting;
5.    To vote on a shareholder proposal to expand political spending disclosure, if properly presented at the Annual Meeting; and
6.    To transact other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
The above items are fully described in the attached Proxy Statement.  We have not received notice of any other matters that may properly be presented at the meeting.
Only shareholders of record at the close of business on March 5, 2024 will be entitled to vote at the meeting.  Whether or not you plan to attend the meeting, we encourage you to vote before the Annual Meeting. Most stockholders will have a choice of voting through the Internet, by telephone or, if you received a printed copy of the proxy materials, by completing a proxy card and returning it promptly in the accompanying envelope. You are invited to attend the meeting in person.  If you do attend the meeting, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

James M. Sack
Secretary and General Counsel
March 19, 2024

NVR, INC.
11700 Plaza America Drive
Suite 500
Reston, VA  20190
Proxy Statement
This Proxy Statement, proxy card and the Annual Report for the year ended December 31, 2023 are being distributed to our shareholders on or about March 19, 2024 in connection with the solicitation on behalf of the Board of Directors (the “Board”) of NVR, Inc. ("NVR"), a Virginia corporation, of proxies for use at our Annual Meeting of Shareholders.  The Annual Meeting will be held on Tuesday, May 7, 2024, at our corporate headquarters located at 11700 Plaza America Drive, Suite 500, Reston, Virginia 20190, at 11:00 A.M., Eastern Time.
We bear the cost of proxy solicitation, including expenses in connection with preparing and distributing the proxy solicitation materials.  We may reimburse brokers or persons holding shares in their names or in the names of their nominees for their expenses in sending proxies and proxy materials to beneficial owners.  In addition to solicitation electronically and by mail, certain of our officers, directors and regular employees, who will receive no extra compensation for their services, may solicit proxies.  We have retained Georgeson Inc. to assist in the solicitation of brokers, bank nominees and institutional holders for a fee of approximately $9,000 plus out-of-pocket expenses.
All voting rights are vested exclusively in the holders of our common stock, par value $0.01 per share (the “Common Stock”).  Only shareholders of record as of the close of business on March 5, 2024 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting.  Shareholders include holders (the “Participants”) owning stock in our Profit Sharing Trust Plan and Employee Stock Ownership Plan (together, the “Plans”).
If you plan to attend the meeting in person, you must send written notice of your intention to attend to James M. Sack, Secretary at our corporate headquarters address by May 1, 2024. Attendance at the meeting is limited to shareholders, who may be "record holders" who own shares directly in their names, or who may hold shares through banks, brokerages, or other intermediaries. Attendees must provide photo identification and evidence of ownership as of the Record Date, such as a letter from the bank, broker, or other intermediary confirming ownership, or the relevant portion of a bank or brokerage firm account statement. An attendee that is the authorized representative of an entity that is a beneficial holder must present a letter from the entity certifying the beneficial ownership of the entity and status as an authorized representative. If you do not follow these instructions, you may not gain attendance to the meeting.
Whether or not you plan to attend the meeting, we encourage you to vote before the Annual Meeting. We strongly encourage all of our shareholders to vote electronically at www.proxyvote.com or provide voting instructions to their broker, bank, trustee or other nominee to ensure that their shares are voted at the Annual Meeting. Further instructions on how to vote are included on the proxy card. The persons named in the proxy card will vote shares of Common Stock represented by all valid proxies in accordance with the instructions contained thereon.  In the absence of instructions, shares represented by properly executed proxies will be voted:
•FOR the election of the ten director nominees named in this Proxy Statement;
•FOR the ratification of the appointment of KPMG LLP as our independent auditor for 2024;
•FOR the approval of the compensation paid to certain executive officers;
•AGAINST the shareholder proposals referenced in this Proxy Statement, if properly presented at the Annual Meeting; and
•in the discretion of the named proxies with respect to any other matters presented at the Annual Meeting.
You may revoke your proxy and change your vote at any time before the Annual Meeting by entering a new electronic or telephone vote (until the cut-off date set forth on the proxy notice). You also may revoke your proxy by delivering a later-dated proxy. If you are a beneficial owner, you must contact your nominee to change your vote or obtain a legal proxy to vote your shares at the meeting.
If a shareholder holds shares in a brokerage account or through a broker, bank, trust or other nominee, the rules of the New York Stock Exchange (the “NYSE”) prohibit the nominee from voting the shareholder’s shares on any proposal to be voted on at the Annual Meeting, other than ratification of the appointment of KPMG LLP as our independent auditor, unless the nominee has received an instruction from the shareholder regarding how the shares should be voted.  Any shares for which an instruction has not been received will result in a “broker non-vote” on the proposal for which no instruction was provided.

For a quorum to exist at the Annual Meeting, holders of shares representing a majority of the votes entitled to be cast on each matter must be present in person or by proxy.  Shares voted “abstain” or represented by a broker non-vote on a matter will be considered present at the Annual Meeting for the purpose of establishing a quorum.  For a director to be deemed elected, the director must receive a majority of votes cast “for” and “against” the director's election. Similarly for other proposals, the proposal must receive a majority of votes cast “for” and “against” the proposal.  For these proposals, therefore, abstentions and broker non-votes will have no effect on the result of the vote.
The proxy card also should be used by Participants to instruct the trustee of the Plans how to vote shares of Common Stock held on their behalf.  The trustee is required under the trust agreement to establish procedures to ensure that the instructions received from Participants are held in confidence and not divulged, released or otherwise utilized in a manner that might influence the Participants’ free exercise of their voting rights.  Proxy cards representing shares held by Participants must be voted by May 2, 2024 either electronically or returned to the tabulator using the enclosed return envelope. Proxy cards should not be returned to NVR.  If shares are owned through the Plans and the Participant does not submit voting instructions by May 2, 2024, the trustee of the Plans will vote such shares in the same proportion as the voting instructions received from other Participants.
As of the Record Date, we had a total of 3,198,062 shares of Common Stock outstanding, each share of which is entitled to one vote. The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  Under our Restated Articles of Incorporation and Bylaws, holders of Common Stock are not entitled to vote such shares on a cumulative basis, including with respect to the voting for directors.
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 7, 2024:
The Notice and Proxy Statement and Form 10-K for the year ended December 31, 2023 are available at www.proxyvote.com.

Company Overview
Who We Are
We are one of the largest homebuilders in the United States. We operate in thirty-six metropolitan areas in sixteen states, and Washington, D.C. Our homebuilding operations include the construction and sale of single-family detached homes, townhomes and condominium buildings under three trade names: Ryan Homes, NVHomes and Heartland Homes. Our Ryan Homes product is marketed primarily to first-time and first-time move-up buyers. Our NVHomes and Heartland Homes products are marketed primarily to move-up and luxury buyers. In addition to selling and building homes, we provide a number of mortgage-related services through our wholly owned subsidiary, NVR Mortgage Finance, Inc. (“NVRM”). Through operations in each of our homebuilding markets, NVRM originates mortgage loans almost exclusively for our homebuyers.

2023 Corporate Sustainability Highlights
Our Board believes that corporate responsibility and business sustainability go hand in hand at NVR. The Nominating and Corporate Governance Committee (the “Nominating Committee”) is responsible for setting our environmental, social and governance ("ESG") strategy and overseeing the mitigation of ESG risks as part of our strong governance framework. The Nominating Committee received briefings on ESG matters from our management team during each of its five meetings in 2023. Topics discussed during 2023 included shareholder feedback and priorities related to ESG matters, regulatory proposals, monitoring of ESG industry developments, our Employer Information Report Data (EEO-1) and our Responsible Building Policy and Sustainability Accounting Standards Board ("SASB") Disclosures. The EEO-1 report and our Responsible Building Policy and SASB Disclosures are both available on our website at www.nvrinc.com.
NVR has four sustainability priorities: continuing our strong commitment to our people, minimizing the impact of our operations on the environment, building sustainable communities and managing risk.

People: Foster a culture of safety, diversity & inclusion	• Reinforce our culture of safety and identify ways to extend that culture • Provide development and advancement opportunities for our employees • Embrace a culture of diversity & inclusion through our employment practices and resources that we provide to all employees
	Environmentally Responsible Building: Reduce our own environmental footprint	• Source materials in an environmentally conscious way, and design our homes in ways that promote resource efficiency • Reduce our carbon footprint by strategically locating our production facilities and by our environmentally mindful construction site programs • Maximize recycling and minimize waste through efficient packaging and efficient management of construction waste • Reinforce environmentally responsible behaviors within our business
	Sustainable Communities: Create affordable, lasting, sustainable communities	• Enable buyers to purchase energy-efficient, affordable homes • Reduce water needs through EPA WaterSense certified plumbing fixtures and landscaping with native plants and materials • Create home ownership opportunities across our footprint, including in underserved markets, and promote fair lending practices
	Risk Management: Maximize shareholder value through a conservative, low risk operating strategy	• Pursue lower risk market strategy and prudent lot acquisition strategy • Improve our already strong balance sheet • Continue our strong governance activities that promote integrity, accountability and long-term growth of our business

People
Safety: Our employees are our most important asset, and the safety of our employees is our first priority. Our concern for safety goes beyond our employees, extending to our customers and trade partners. Construction presents a demanding environment and we strive to ensure that all of our employees, customers and trade partners go home safely every single day.
We use a method of construction called panelization. Panelization allows for the building of large portions of our homes in eight centralized production facilities. These facilities promote safety by panelizing our homes in a controlled environment; eliminating environmental concerns and reducing the time our trade partners need to construct our homes and reducing exposures to hazards. We provide ongoing training and employ strict safe building practices. All new hires undergo a two day safety orientation followed by additional training at 30, 60 and 90 days, along with ongoing regular safety meetings. Over the last ten years, our production facilities maintained a safety incident rate approximately 34% lower than the industry average.
We maintain robust safety and training programs to ensure that safety is an integral part of our onsite construction process. We perform frequent construction site inspections to ensure our safety processes and procedures are being followed. We conduct semi-annual unannounced safety audits at all of our homebuilding divisions. The audits assess compliance with OSHA standards and company safety policies. The results of these audits are reviewed by our senior management team, and division management is responsible for updating safety processes and procedures as needed based on the results. We maintain a rigorous enforcement program to hold our management and trade partners accountable for non-compliant actions. We also engage directly with our trade partners to ensure they have input regarding the safety of their employees on our construction sites.
Development & Advancement: We provide advancement opportunities for our employees by offering training and development that aligns with each employee’s responsibilities and career path. Managers provide frequent performance coaching through a formal process to develop our employees and enhance our succession planning. The substantial majority of our leadership fulfillments are from within our workforce, and all of our employees are NVR shareholders through our robust Employee Stock Ownership Program. We believe this focus provides both long-term success and continuity to our operations and growth for our employees. Our results in this area are demonstrated by the tenure of our executives and our regional and division leaders.
Diversity & Inclusion: Diversity and inclusion is an important part of our culture. We are committed to continually developing an inclusive culture that attracts a diverse workforce and enables them to contribute to the success of the company by emphasizing their unique perspectives and backgrounds. Our culture is about creating opportunities for growth, a sense of belonging and operating with the highest level of integrity. In addition, our leadership works to create a safe and ethical workplace that offers all employees opportunities to learn, grow and develop. The differing perspectives that emerge from this diverse and safe environment allows us to make the appropriate merit-based decisions. Pursuant to these priorities, we report our annual EEO-1 data on our website.
Environmentally Responsible Building
Sourcing & Design: Our centralized production facilities enable us to have significant control over the sourcing of raw materials. For example, lumber is one of our most important raw materials, and centralization allows us to purchase a significant amount of lumber from sustainable forests. Currently, approximately 80% of our lumber spending is from Forest Stewardship Council (FSC) or similar certified sustainable forests. When we source intermediate and finished goods for our homes, we also strive to source sustainably. For example, the cabinets we install in our homes are “Green-Approved” certified by the NAHB Research Center and certified by the Kitchen Cabinet Manufacturers Association under its Environmental Stewardship Program.
We also use materials in our homes that promote greater resource efficiency. For instance, the floor, wall and roof sheathing that we use is engineered lumber, not plywood, which allows us to use the entire tree. Much of the waste that we create from our raw lumber is recycled.
Production facilities: We produce large portions of our homes in our centralized production facilities, including wall panels, roof trusses and stairs, which allows us to reduce waste, effectively recycle materials, and improve accuracy and consistency in our construction. Our production processes use computer-driven saws that maximize the use of raw lumber to fabricate roof trusses and wall panels, resulting in an extremely low waste factor. We use advanced framing techniques recommended for Leadership in Energy and Environmental Design (LEED) green building certification and use highly-sophisticated material takeoff and sourcing techniques to reduce waste. Our framing waste factor is within the LEED-H & National Association of Homebuilders (NAHB) Green Guidelines.

We also strategically locate our production facilities in close proximity to our communities to reduce freight, road congestion and fuel consumption and minimize air pollution. We currently have eight such production facilities. We believe this is a clear indication of our commitment to environmentally friendly production. We continually update our production processes to enhance vertical integration, which results in significantly fewer shipments to our job sites and reduced fuel usage.
Recycling: We recycle materials in our production processes whenever possible. We recycle cardboard, metal and wooden pallets as part of our recycling program, which significantly reduces the amount of materials that end up going to landfills. We optimize our lumber cuts to minimize lumber scrap and work with lumber recyclers to repurpose our lumber scrap.
Responsibility: We are responsible stewards of our own land; no run-off or by-product discharge is created from our processes at our production facilities. We utilize an extensive storm water management system and have implemented erosion and sediment controls on all of our construction sites to manage storm water run-off. We also perform semi-annual unannounced environmental audits at construction sites in which we assess compliance with company policies and federal, state and local clean water standards. The results of the audits are reviewed by our senior management team and division management is responsible for updating environmental processes and procedures as needed based on the results. We maintain a rigorous enforcement program to hold our management and our trade partners accountable for non-compliant actions. We actively monitor the regulatory environment with respect to environmental and climate disclosures and proactively prepare for compliance with emerging requirements.
Sustainable Communities
Energy Efficient & Affordable Homes: We design our homes under our BuiltSmart program, which has been designed to highlight the quality, livability and energy efficiency that goes into our home designs. Our building practices and standards result in a lower long-term carbon footprint for our homes and communities. Our homes use resources as efficiently as possible while providing durable structures that will last for generations. We believe that building our homes to use less energy, water and other natural resources is an important way we can have a lasting sustainability impact.
According to the U.S. Energy Information Administration, more than half of all energy consumed in the types of homes we build is used to heat and cool. We reduce our homes’ energy demand through the use of air and moisture infiltration systems, high-efficiency windows, engineered air handling systems to minimize imbalance and loss, and the use of insulation that meets or exceeds local building requirements. We then deliver heating and cooling with high-efficiency heating and air conditioning systems and install programmable thermostats in each home to help homeowners reduce their energy usage.
We also install integrated LED light fixtures and bulbs to use 25-80% less energy than traditional lighting, and create less waste due to a lifespan that is 10-20 times longer than a traditional light bulb.
All of our homes are tested using the RESNET standard for energy efficiency by an independent third-party. For 2023, 100% of our homes built were more energy efficient than a standard new home (as defined by the Home Energy Rating System, or HERS), and were on average over 40% more efficient than the standard new home.
Reduce Water Needs: We use high-efficiency tankless water heaters in many of our homes to provide on-demand hot water, resulting in a significant energy use reduction for homeowners. We use faucets and shower heads that are certified to the EPA WaterSense program, reducing the consumption of water by up to 20%, and we install landscaping using native plants and materials to reduce the need for extra irrigation.
Home Ownership: Since 1948, our passion and purpose has been in building beautiful places people love to call home, and we have built more than 556,000 homes in that time. We bring the dream of affordable home ownership to first time buyers, move-up buyers, empty nesters and active adults, and are a leading builder in diverse areas in our footprint. We build homes in thirty-six metropolitan areas in sixteen states and included in those areas are a number of traditionally underserved markets. In addition, we actively support low and moderate income households through state and local affordable housing initiatives. Our mortgage banking operations lending practices are conducted in accordance with the Equal Credit Opportunity Act and Fair Housing Act, and approximately 52% of FHA loans closed in 2023 were made in underserved markets. We know that engaging and supporting our communities throughout the building process and beyond enhances the long term sustainability and value creation of our business.
As a result of our sustainability efforts, some of our homes have achieved a level of efficiency and sustainability that allows us to sell the mortgage loans we close on such homes to Fannie Mae for inclusion in their “green bond” mortgage backed securities. At present, we are one of nine builders whose mortgages are included in this Fannie Mae program. For more information on this program, visit the Fannie Mae website at https://www.fanniemae.com/about-us/esg/green-bonds.

Risk Management
Strategy: Two of the key differentiators that contribute to our success are our market concentration strategy and our lot acquisition strategy. We focus on obtaining and maintaining a leading market position in each market we serve. This strategy allows us to gain valuable efficiencies and competitive advantages in our markets, which we believe contributes to minimizing the adverse effects of regional economic cycles and provides growth opportunities within these markets.
With respect to our lot acquisition strategy, we generally do not engage in direct land ownership or land development. Instead, we typically acquire finished building lots from various third party land developers pursuant to fixed price finished lot purchase agreements (“LPAs”) that require deposits that may be forfeited if we fail to perform under the LPAs. The deposits required under the LPAs are in the form of cash or letters of credit in varying amounts and typically range up to 10% of the aggregate purchase price of the finished lots. We believe that our lot acquisition strategy avoids the financial requirements and risks associated with direct land ownership and land development. In this way, we operate in a much less capital intensive manner than most other homebuilders.
Capital Allocation: Our strategy described above is the key driver of our strong balance sheet that, over the long-term, maximizes shareholder value in a cyclical industry. We were the only publicly traded homebuilder that remained profitable through the 2006-2011 housing downturn, the most severe since the Great Depression of the 1930s. That outperformance in a recessionary period was a direct result of our strategy. In 2023, we continued our robust share repurchase program by repurchasing $1.1 billion of outstanding stock, while maintaining a strong balance sheet with a net cash balance in excess of $2.2 billion at December 31, 2023. Our strong balance sheet enables us to weather future business disruptions and take advantage of opportunities that may arise from future economic and homebuilding market volatility.
Corporate Governance: We are committed to having sound corporate governance principles and practices. Having and acting on that commitment is essential to the long term sustainability of our business and to maintaining our integrity in the marketplace. We have a robust Code of Ethics and Standards of Business Conduct (the "Code") published on our website that applies to all employees and our Board, and is designed to, among other things, promote honest and ethical conduct, avoid conflicts of interest and ensure compliance with laws and regulations. All employees are required to acknowledge the Code annually.
Our Board actively oversees our strong corporate governance framework. During 2023, our Board met formally five times and was actively engaged in overseeing the rapidly shifting risk environment brought on by changes in interest rates and monitoring the risks associated with supply chain issues. We have three female independent directors on our Board, and have a broad diversity of backgrounds and perspectives within our boardroom. Our Board and management regularly consider board refreshment and we have a robust board self-evaluation process. These practices ensure we strike the right balance between long-term understanding of our business, business experience, tenure and fresh external perspectives.
Sustainability is an Ongoing NVR Priority
We are committed to our priorities of people, environmentally responsible building, sustainable communities and risk management. The actions we have described here are a small part of what we do every day to fulfill our corporate responsibility and enhance our business sustainability. These important topics will continue to evolve, and so will our active approach to addressing these topics as part of our strong governance framework.
We believe profitability and sustainability go hand-in-hand; we are more profitable because we operate sustainably, and we are more sustainable because we operate profitably. While the examples we provide in this proxy are focused on current and recent practices, the fundamentals of our sustainable strategy have been the very underpinning of our business success. The 14,580% return our shareholders have enjoyed over the last 25 years is a testament to the success of our strategy.

Election of Directors
(Proposal No. 1)
Director Nominees
Our Restated Articles of Incorporation state that the number of directors on our Board will be no less than seven and no more than thirteen, as established from time to time by Board resolution.  Our Board has set the size of the Board at ten members. We strive to strike the right balance on our Board between long-term understanding of our business, the quality of business experience, a high level of demonstrated accomplishment and fresh external perspectives.

The following persons have been nominated by the Board to be elected to hold office for a one-year term ending at the 2025 Annual Meeting and until their successors are duly elected and qualified:

Name	Age	Year First Elected or Appointed	Independent	Other Public Company Boards
Paul C. Saville	68	2022	No	—
C. E. Andrews	72	2008	Yes	1
Sallie B. Bailey	64	2020	Yes	2
Thomas D. Eckert	76	2011	Yes	1
Alfred E. Festa	64	2008	Yes	1
Alexandra A. Jung	53	2018	Yes	—
Mel Martinez	77	2012	Yes	1
David A. Preiser	66	1993	Yes	1
W. Grady Rosier	75	2008	Yes	1
Susan Williamson Ross	62	2016	Yes	—

All of the director nominees are current directors standing for re-election. Each nominee has consented to serve as one of our directors if elected.  Our Board does not contemplate that any of its proposed nominees listed above will be unwilling to serve or become unavailable for any reason, but if any such circumstance should occur before the Annual Meeting, proxies may be voted for another nominee selected by the Board.
Biographical Information for Our Directors and Director Nominees
The biographies below describe the skills, attributes and experience of our directors and director nominees who were considered by the Board and Nominating Committee.
Paul C. Saville has been Executive Chairman of our Board since May 4, 2022. Prior to that, Mr. Saville served as President and Chief Executive Officer of NVR from July 1, 2005 through May 3, 2022. Mr. Saville has been employed by NVR since 1981.
The Board believes that Mr. Saville is highly qualified to serve on the Board based on his extensive NVR and homebuilding industry and real estate experience, his executive leadership experience, his brand marketing expertise, his financial expertise, his mergers and acquisitions experience and his turn-around/restructuring experience.
C. E. Andrews has been a director since May 6, 2008.  Mr. Andrews served as Chief Executive Officer and a member of the board of directors of MorganFranklin Consulting, LLC from May 2013 through March 2017, and served on its Board of Directors from May 2013 through June 2019. From June 2009 until February 2012, Mr. Andrews was the president of RSM McGladrey Business Services, Inc.  Prior to that, Mr. Andrews served as the president of SLM Corporation (“Sallie Mae”).  He joined Sallie Mae in 2003 as the executive vice president of accounting and risk management, and held the title of chief financial officer from 2006 to 2007.  Prior to joining Sallie Mae, Mr. Andrews spent approximately 30 years at Arthur Andersen.  He served as managing partner for Arthur Andersen’s mid-Atlantic region, and was promoted to global managing partner for audit and advisory services in 2002.  Mr. Andrews serves on the board of Marriott Vacations Worldwide Corporation.
The Board believes that Mr. Andrews is highly qualified to serve on our Board based on his executive leadership experience, his financial and accounting expertise, his restructuring experience and his public company board experience.
Sallie B. Bailey has been a director since February 21, 2020. Ms. Bailey was Executive Vice President and Chief Financial Officer of Louisiana-Pacific Corporation from December 2011 until July 2018. From January 2007 until July 2010, Ms. Bailey was the Vice President and Chief Financial Officer of Ferro Corporation. From 1995 until 2006, Ms. Bailey served in various senior management roles at The Timken Company, lastly as Senior Vice President and Controller. Ms. Bailey serves on the boards of The Azek Company, Inc. and L3Harris Technologies, Inc.
The Board believes that Ms. Bailey is highly qualified to serve on our Board based on her executive leadership experience, her financial and accounting expertise and her public company board experience.
Thomas D. Eckert has been a director since December 1, 2011.  Mr. Eckert was Chairman of Capital Automotive Real Estate Services, Inc. (“Capital Automotive”) until October 2014.  He was one of the founders of Capital Automotive in October 1997 and led its initial public offering in 1998.  Capital Automotive went private in 2005.  Mr. Eckert serves on the board of Park Hotels & Resorts. Within the past five years, Mr. Eckert previously served on the board of Chesapeake Lodging Trust.
The Board believes that Mr. Eckert is highly qualified to serve on our Board based on his executive leadership experience, his homebuilding and real estate experience, his public company board experience, and his mergers and acquisitions experience.
Alfred E. Festa has been a director since December 1, 2008.  Mr. Festa was Chairman of W. R. Grace & Co (“Grace”) from January 2008 through November 2019. He joined Grace as President and Chief Operating Officer in November 2003, and was Chief Executive Officer from June 2005 through November 2018.  From November 2002 until November 2003, Mr. Festa was a partner in Morgenthaler Private Equity Partners, a venture/buyout firm focused on mid-market industrial build-ups.  Mr. Festa serves on the board of Owens Corning, Inc. Within the past five years, Mr. Festa previously served on the board of Grace.
The Board believes that Mr. Festa is highly qualified to serve on our Board based on his executive leadership experience, his public company board experience, his financial expertise, his brand marketing expertise, his mergers and acquisitions experience, and his restructuring experience.
Alexandra A. Jung has been a director since December 3, 2018.  Ms. Jung is a co-founder and Managing Partner of Amateras Capital, an investment firm focused on private credit and equity investments. She is also a Partner and Head of Private Debt at AEA Investors, L.P. From 2009 through April 2020, Ms. Jung was at Oak Hill Advisors ("Oak Hill"), a leading alternative investment firm with over $50 billion of assets under management. Ms. Jung was a partner at Oak Hill from 2012 through April 2019 when she became a senior advisor.  Prior to joining Oak Hill, Ms. Jung was a Managing Director at Greywolf Capital Management, where she was responsible for investments in credit, private equity and special situations. Previously, she managed investments in credit, distressed debt and equity as part of Goldman Sachs’ European Special Situations Group.
The Board believes that Ms. Jung is highly qualified to serve on our Board based on her executive leadership experience, her financial expertise, her knowledge of capital markets, her mergers and acquisitions experience, and her restructuring experience.
Mel Martinez has been a director since December 1, 2012.  Mr. Martinez was Chairman of the South East and Latin America for JPMorgan Chase & Co. ("JPMorgan") from August 2010 through March 1, 2023.  Prior to joining JPMorgan, Mr. Martinez was a partner in the law firm DLA Piper from September 2009 to July 2010.  Mr. Martinez served as a United States Senator from Florida from January 2005 to September 2009.  Mr. Martinez served as the Secretary of the United States Department of Housing and Urban Development from January 2001 to January 2004.  Mr. Martinez serves on the board of Marriott Vacations Worldwide Corporation.
The Board believes that Mr. Martinez is highly qualified to serve on our Board based on his executive leadership experience, his housing industry experience, his government and housing regulatory expertise, and his public company board experience.
David A. Preiser has been a director since September 30, 1993.  Mr. Preiser has been Co-President of the investment banking firm of Houlihan Lokey, Inc. since 2013 and a member of its board of directors since 2001.  Since January 1, 2005, Mr. Preiser has served as Chairman of Houlihan Lokey– Europe, pursuant to which he leads Houlihan Lokey’s European investment banking activities, including Houlihan Lokey’s European restructuring business.  Mr. Preiser is also active in Houlihan Lokey’s investment banking and restructuring activities in the United States.  Since 1990, Mr. Preiser has been active in coordinating Houlihan Lokey's real estate and financial restructuring activities as a senior managing director.
The Board believes that Mr. Preiser is highly qualified to serve on our Board based on his executive leadership experience, his financial expertise, his knowledge of capital markets, his mergers and acquisitions experience, his public company board experience, and his turn-around/restructuring experience.
W. Grady Rosier has been a director since December 1, 2008.  Mr. Rosier served as the President and CEO of McLane Company, Inc. (“McLane”), a supply chain services company, from 1995 through August 2020.  From 1984 to 1995, Mr. Rosier held various senior management roles at McLane.  Mr. Rosier serves on the board of NuStar Energy L.P.

The Board believes that Mr. Rosier is highly qualified to serve on our Board based on his executive leadership experience and his public company board experience.
Susan Williamson Ross has been a director since July 28, 2016.  Ms. Ross has been the President of the privately-held majority investor in Clark Construction Group, Shirley Contracting and several other construction, development and real estate businesses since January 2016. She became the President and Chief Executive Officer in December 2020.  She has been employed by Clark Construction Group since December 1986 in various positions, including Chief Administrative Officer from July 2004 to 2020 and Executive Vice President from January 2008 to the present.
The Board believes that Ms. Ross is highly qualified to serve on our Board based on her executive leadership experience, and her construction and real estate development experience.
Majority Vote Standard
Pursuant to our Corporate Governance Guidelines, the Board expects a director to tender his or her resignation if he or she fails to receive the required number of votes for re-election.  Under these guidelines, the Board shall nominate for re-election as a director only candidates who agree to tender their resignation if they fail to receive the required number of votes for re-election.  In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender their resignation if they fail to receive the required number of votes for re-election.
If a director fails to be re-elected by a majority of votes cast, the Nominating Committee shall promptly consider the resignation offer of any such director and recommend to the Board whether to accept the tendered resignation or reject it.  The Board shall take action with respect to the Nominating Committee's recommendation no later than 90 days following the submission of any such resignation offer.  Following the Board's action regarding the Nominating Committee's recommendation, we will promptly file a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) which shall detail the Board's decision regarding a tendered resignation.  This report shall include an explanation of the process by which the Board's decision was reached and the reasons for the Board's decision.
To the extent that one or more directors’ resignations are accepted by the Board, the Nominating Committee will recommend to the Board whether to fill the vacancy or vacancies or to reduce the size of the Board.
The Board expects that any director who tenders his or her resignation pursuant to this policy will not participate in the Nominating Committee recommendation or Board action regarding whether to accept or reject the tendered resignation.  If, however, a majority of the members of the Nominating Committee fails to receive the required number of votes for re-election in the election, the independent directors who did not fail to receive the required number of votes for re-election shall form a committee amongst themselves for the purposes of evaluating the tendered resignations and recommending to the Board whether to accept or reject them.
Required Vote
Each director shall be elected by a majority of the votes cast in the election at the Annual Meeting, assuming that a quorum is present.  A majority of the votes cast means that the number of shares voted "for" a director must exceed the number of shares voted "against" that director.  Unless marked otherwise, proxies received will be voted FOR the election of the ten nominees designated above.  Shareholders may abstain from voting for any particular nominee by so indicating in the space provided on the accompanying proxy card.  An abstention will not be counted as a vote cast “for” or “against” a director’s election.

______________________________________________________________________________________________________

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
We are committed to having sound corporate governance principles and practices.  Having and acting on that commitment is essential to running our business efficiently and to maintaining our integrity in the marketplace.  Our primary corporate governance documents, including our Corporate Governance Guidelines, Code of Ethics and all of our Board Committee Charters, are available to the public on our website.
The following are highlights of our Corporate Governance practices:
•Separate Chairman of the Board and Chief Executive Officer positions
•Annual elections for all directors
•Majority voting standard for uncontested elections
•Nine of the ten director nominees are independent
•Independent lead director
•Shareholder proxy access
•Annual Board and Committee evaluations
•Robust NVR stock ownership requirements for named executive officers and directors
•Robust pre-clearance process for trading NVR stock during open trading windows
•Prohibition against short sales, hedging or pledging of NVR stock by named executive officers and directors
•Prohibition against named executive officers and directors owning NVR debt
•No poison pill or other anti-takeover provisions
•Independent compensation consultant
Board Leadership Structure, Committee Composition and Role in Risk Oversight
Board Leadership Structure

Separate Chief Executive Officer (“CEO”) and Executive Chairman of the Board (“Chairman”)
We seek to maintain an appropriate balance between management and our Board. In 2005, we separated the roles of the Chairman and the CEO. Currently, Mr. Saville serves as Chairman, and Eugene J. Bredow serves as CEO. Our CEO is not a Board member. Our Board believes that this structure provides a bridge between management and the Board, as Mr. Saville is well-positioned to bring key business issues and stockholder interests to the Board's attention, given his in-depth understanding of our business. Mr. Saville continues to provide strategic direction in this role while Mr. Bredow provides operational direction. This structure also helps ensure accountability for the actions and strategic direction of NVR.
While the Board retains the discretion to combine the roles of Chairman and CEO, as from time to time it may be in our best interests, we expect that the roles of Chairman and CEO will remain separated for the foreseeable future. Our separate Chairman and CEO roles allow us to effectively manage the business and we believe the structure is a key driver in maintaining our sound corporate governance principles. All of our Board members other than our Chairman are independent.
Independent Lead Director
Our Board has an independent lead director who provides independent oversight of senior management and Board matters. We believe having an independent lead director is an important governance practice given that our Board’s Chairman, Mr. Saville, is not independent. The selection of an independent lead director is meant to facilitate, and not to inhibit, communication among the directors or between any of them, our Chairman and our CEO. Accordingly, directors are encouraged to continue to communicate among themselves and directly with the Chairman and the CEO. Our independent lead director position rotates annually among the chairs of the Audit, Compensation, and Nominating Committees. We believe rotating the role of independent lead director is beneficial to our Board and our stockholders because it provides a fresh perspective to the role on a rotating basis.

The independent lead director's role is critical to ensure the Board is able to carry out its responsibilities effectively and independently of management. The authority and responsibilities of the independent lead director include, but are not limited to, the following:
•Presides over meetings of our independent directors and provides feedback to the Chairman and the CEO, as needed, following such meetings;
•Presides over meetings of our Board if the Chairman is not present; and
•Communicates with shareholders where appropriate.
Ms. Ross, the Chair of our Compensation Committee, currently serves as our independent lead director and has extensive executive leadership experience. After the 2024 Annual Meeting, we expect to appoint the chair of the Nominating Committee as our independent lead director, to serve in such role until the 2025 Annual Meeting. The Board believes that this leadership structure optimizes the roles of Chairman, CEO and independent lead director and provides the Company with sound corporate governance in the management of its business.
Director Attendance at Meetings
Our Board holds regular meetings at least quarterly. During 2023, the Board met five times.
Our Board requires that our directors attend each Board and Committee meeting in person, unless personal circumstances affecting a director make such attendance impractical or inappropriate.  Each of our current Board members attended 100% of the Board meetings and the meetings of Committees of which he or she was a member during 2023.
Our Board also requires that all current directors and all nominees for election to our Board attend in person our annual meetings of shareholders, unless personal circumstances affecting such director or director nominee make such attendance impractical or inappropriate. Each of our then-serving directors attended the 2023 Annual Meeting of Shareholders in person.
Executive Sessions of the Board
Our independent directors met twice during 2023 in executive session without the presence of management.  Our independent lead director chaired these executive sessions.
Our Audit Committee meets in executive sessions at each Audit Committee meeting, separately with (1) our external auditor, (2) the Vice President of Internal Audit and Corporate Governance and (3) the Chief Financial Officer and Chief Accounting Officer.  The Chair of the Audit Committee chaired these executive sessions.
Board Role in Risk Oversight
Our Board as a whole oversees our business risks and operational performance through regularly scheduled Board and Committee meetings, as well as through frequent and informal communications between management and the Board. Our Board does not have a standing risk management committee, but directly oversees risk management, as well as through various standing committees that address risk inherent in their respective areas of oversight. In particular, a primary function of our Board as set forth in the Company’s corporate governance guidelines is to review assessments of, and management’s plans with respect to, significant risks facing the Company, and our Audit Committee monitors the Company’s policies with respect to risk assessment and risk management and discusses the same periodically with management.
Further, our Bylaws and each of the various Board Committee Charters provide additional detail regarding the areas, duties and functions for which the Board or a Board Committee provides specific oversight of specified areas of risk. That oversight includes a variety of operational and regulatory matters, including, among other things:
•Approval of the annual business plan and the periodic review of our actual performance in comparison to the approved plan;
•Review and analysis of our operational and financial performance compared to our competitors;
•Review of our five year business plan;
•Our land acquisition process;
•Approval of short-term and long-term management incentive compensation plans;
•Review of succession planning throughout our organization for key management positions;

•Oversight of our information security program, designed to enhance business continuity, protect confidential information and implement best practices to mitigate cybersecurity risks;
•Oversight of our ESG strategy;
•Review of our response to new laws, rules or regulations; and
•Direct oversight of our internal audit function and our whistleblower hotline.
Discussions in Board meetings are enhanced by direct lines of communication for Board members with members of the management team responsible for various compliance matters, risk mitigation and strategy. Among other roles, we have a Senior Vice President of Human Resources and Chief Ethics Officer, a Chief Financial Officer, a Vice President of Internal Audit and Corporate Governance, a Chief Accounting Officer, a Chief Information Officer, a Chief Information Security Officer and a General Counsel, each of whom directly communicates with the Board on various matters regarding risk management, when and where appropriate.
Specifically:
•Our Senior Vice President of Human Resources regularly communicates with the Chair of the Compensation Committee on compensation matters and succession planning;
•Our Chief Information Officer and Chief Information Security Officer communicate directly with members of the Audit Committee and Board on cybersecurity matters;
•Our Chief Accounting Officer communicates directly with members of the Audit Committee on emerging accounting and disclosure topics and matters; and
•Our Vice President of Internal Audit and Corporate Governance communicates with members of our Audit Committee on internal control matters and with members of our Board on governance matters.
We believe regular communications with the Board outside of Board meetings are an important aspect of our compliance strategy and sound risk oversight practices. Below is a discussion of how the Board oversees certain of our more significant business risks.
Land Acquisition
Our continued success is contingent upon our ability to control an adequate supply of finished lots on which to build. With this as a critical aspect of our continued success, management and the Board believe the full Board should be closely involved in our land acquisition strategy. The full Board, therefore, has retained direct oversight responsibility for our land acquisition process, rather than such process being delegated to a Board committee. We expend substantial monetary resources to place deposits under lot purchase contracts, typically ranging up to 10% of the aggregate purchase price of the finished lots.  Our lot acquisition policy is a Board-approved policy that requires Board approval of:
•Lot purchase contracts above certain parameters, measured by the aggregate size of the deposit or investment;
•Contracts to acquire raw land above certain parameters, measured by aggregate size of the investment;
•Joint venture investments above certain parameters, measured by aggregate size of the investment; and
•Related-party lot purchase contracts.
Liquidity
In a cyclical industry, it is imperative that we focus on our liquidity needs throughout the various stages of the cycle, while maintaining a prudent and efficient capital structure.  Accordingly, our full Board has retained the lead role in ensuring that management prudently manages our cash, through the following:
•A Board-approved investment policy that specifies the types of investments allowed for our excess cash;
•Pre-approval of stock repurchases and debt repurchases;
•Pre-approval of capital transactions for the issuance of long-term debt or equity; and
•A Board review of our short-term and long-term cash needs in connection with its reviews of our quarterly forecasts and our annual and five year business plans.

Financial Reporting, Internal Control and Regulatory Matters
Our Audit Committee takes a lead role in overseeing risks as enumerated within its Committee Charter, including the following:
•Our Internal Audit function performs a primary role in risk management.  Our Vice President of Internal Audit and Corporate Governance reports directly to the Audit Committee, and the Audit Committee formally approves the annual internal audit budget and staffing.
•The Audit Committee approves the annual internal audit plan, which is prepared using a comprehensive risk-based approach. Each year, our Vice President of Internal Audit and Corporate Governance presents our risk assessment to the Audit Committee. The annual risk assessment includes detailed discussions with senior management focused on operational and internal control risks. As part of this process, management consults with outside advisors where appropriate to provide insights into evolving and emerging risks. We present to the Audit Committee the results of this risk assessment along with a detailed summary of our risk mitigation strategies for each risk.

•On a quarterly basis, our Vice President of Internal Audit and Corporate Governance reviews with the Audit Committee the results of all internal audits of controls over accounting, operations, information technology and cybersecurity.

•Our Audit Committee reviews our cybersecurity processes, including ongoing initiatives, current threats and our response readiness. In 2023, our Chief Information Officer and Chief Information Security Officer presented updates on our cybersecurity initiatives quarterly; twice to our Audit Committee and twice to our full Board.
•On a quarterly basis, our Vice President of Internal Audit and Corporate Governance and our external auditor each have a private session with the Audit Committee without the presence of management.
•Management reports to the Audit Committee any governmental regulatory reviews or audits conducted on our operations, including mortgage regulatory matters and SEC comment letters.  The Audit Committee also obtains a report from management at the conclusion of any such review.
•The Audit Committee monitors compliance with our Code of Ethics and Standards of Business Conduct.
ESG Matters
The Nominating Committee is responsible for setting our ESG strategy and overseeing the mitigation of ESG risks as part of our strong governance framework. In 2023, management briefed our Nominating Committee on ESG matters in each of the Committee's five scheduled meetings, including a discussion of the following topics:
•NVR's Responsible Building Policy and Practices document, which describes our commitment to responsible building practices including sustainability and energy efficiency. This policy is available to the public on our website;
•Shareholder feedback and priorities related to ESG matters;
•Peer group ESG disclosures; and
•ESG reporting frameworks.

The Nominating Committee considers our shareholders’ views and perspectives as part of the decision-making process on key ESG issues, taking into account the feedback from our management’s active monitoring of the broader ESG environment.
Board Independence
Our Board has established director independence standards to assist us in determining director independence, which standards meet the independence requirements of the NYSE corporate governance listing standards.  Our independence standards are included within our Corporate Governance Guidelines available on our website.  Our Board considers all relevant facts and circumstances in making an independence determination.  As required by the rules of the NYSE, for a director to be considered "independent" under our independence standards, our Board must affirmatively determine that the director has no material relationship with us (other than as a director), directly or indirectly.
Our Board has affirmatively determined that our directors and director nominees, other than Mr. Saville, are independent pursuant to our independence standards.  Mr. Saville, our Executive Chairman, has been determined by our Board not to be “independent."

When our Board analyzed the independence of its members, it considered relevant transactions, relationships and arrangements, including those specified in the NYSE listing standards and our independence guidelines.  The Board considered that certain directors serve as directors or employees of other companies with which we engage in ordinary course of business transactions.  In accordance with our independence standards, none of these relationships constitute material relationships that would impair the independence of these directors.
Board Committees
Our Board has a standing Audit Committee, Compensation Committee, Nominating Committee, and Executive Committee. The members of the Audit Committee, Compensation Committee and Nominating Committee are independent under the applicable rules of the NYSE and the SEC. Each Committee operates pursuant to a written Committee Charter adopted by our Board and available on our website. Board members serving on our Committees are shown in the table below.

Name	Audit Committee	Compensation Committee	Nominating Committee	Executive Committee
Paul C. Saville				Chair
C. E. Andrews	Chair			Member
Sallie B. Bailey	Member
Thomas D. Eckert		Member
Alfred E. Festa	Member		Chair	Member
Alexandra A. Jung	Member
Mel Martinez			Member
David A. Preiser		Member	Member	Member
W. Grady Rosier		Member		Member
Susan Williamson Ross (L)		Chair	Member

Number of Meetings in 2023	5	2	5	0

(L) - Independent lead director
Audit Committee
All members of the Audit Committee are financially literate and are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement.  Our Board has determined that Mr. Andrews and Ms. Bailey qualify as audit committee financial experts as defined within Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act").  All members of the Audit Committee satisfy the independence standards specified in Rule 10A-3(b)(1) under the Exchange Act.
The Audit Committee assists our Board in oversight and monitoring of:
•The integrity of our accounting and financial reporting processes;
•Our compliance with legal and regulatory requirements;
•Our independent external auditor’s qualifications and independence;
•Oversight of our cybersecurity processes, including systems to collect and store confidential information;
•Our policies with respect to risk assessment and risk management; and
•The performance of our internal audit function and our independent external auditors.
The Audit Committee performs the following functions:
•Appoints, evaluates and determines the compensation of our independent external auditor, including annually considering rotation of our independent external auditor;
•Discusses the scope and results of the audit with our independent external auditor and reviews our interim and year end operating results with management and our independent external auditor;
•Oversees our internal audit department;

•Maintains written procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;
•Reviews substantiated complaints received from internal and external sources regarding accounting, internal accounting controls or auditing matters;
•Reviews our cybersecurity processes, including ongoing initiatives, current threats and our response readiness;
•Reviews reports from management regarding significant accounting, internal accounting controls, auditing, legal, cybersecurity and regulatory matters;
•Functions as a qualified legal compliance committee under Part 205 of the rules of the SEC; and
•Prepares the Audit Committee Report for inclusion in our proxy statement.
The Audit Committee has the authority and available funding to engage any independent legal counsel and any accounting or other expert advisors, as our Audit Committee deems necessary to carry out its duties.
Compensation Committee
The Compensation Committee performs the following functions:
•Reviews and determines all compensation of our Executive Chairman and CEO and, based in part on the recommendation of the CEO, of our other executive officers;
•Obtains advice and assistance from compensation consultants that it determines to be necessary to carry out its duties;
•Periodically reviews and makes recommendations to the Board with respect to the compensation of our directors;
•Administers and interprets incentive compensation and equity plans for our employees (except as otherwise described below);
•Makes recommendations to our Board about succession planning for our CEO, and in conjunction with the CEO, is actively engaged in succession planning for other key positions;
•Reviews and approves any employment agreements, or amendments thereto, with our executive officers; and
•Assists in preparing the Compensation Discussion and Analysis and prepares our Compensation Committee Report for inclusion in our annual meeting proxy statement in accordance with applicable rules and regulations of the SEC.
The Compensation Committee may delegate to a senior executive officer of NVR the authority to grant equity awards to employees other than executive officers, within limits prescribed by the full Board.  The Compensation Committee delegated authority to our Executive Chairman or CEO, acting jointly with the Senior Vice President of Human Resources, to grant equity awards to new and existing employees (other than executive officers) during 2023.  Management is required to report any equity awards granted pursuant to this delegated authority to the Compensation Committee at its next scheduled meeting after the delegated authority is exercised.
The Compensation Committee may delegate its authority to one or more members of the Compensation Committee.  Any person to whom authority is delegated must report any actions taken by him or her to the full Compensation Committee at its next regularly scheduled meeting.  During 2023, the Compensation Committee did not delegate any of its authority to any individual member.
The Compensation Committee has the authority and available funding to retain any compensation consultant, independent legal counsel or other expert adviser to assist in the evaluation of directors and executive officers' compensation, as our Compensation Committee deems necessary to carry out its duties.
Compensation Consultants
For a description of the role of the compensation consultant during 2023, see Compensation Discussion and Analysis - Compensation Determination Process below.
Compensation Committee Interlocks and Insider Participation
Ms. Ross and Messrs. Eckert, Preiser and Rosier were members of the Compensation Committee during 2023. During 2023, none of our executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our Board or our Compensation Committee. Thus, there were no interlocks with other companies within the meaning of Item 407(e)(4) of SEC Regulation S-K during 2023.
Nominating Committee
The Nominating Committee performs the following functions:
•Identifies individuals qualified to become Board members, including diversity of our members;
•Recommends that our Board select the director nominees for the next annual meeting of shareholders;
•Recommends Board committee structure and makeup;
•Oversees and makes recommendations regarding corporate governance matters, including our Corporate Governance Guidelines;
•Sets our strategy with respect to ESG matters and recommends policies, practices and disclosures that conform to our strategy; and
•Manages the Board’s annual evaluation process.
The Nominating Committee also has the sole authority and available funding to obtain advice and assistance from executive search firms, and internal or outside legal, accounting or other expert advisors that it determines necessary to carry out its duties.
Criteria for Nomination to the Board of Directors
The Nominating Committee will consider shareholder nominees as described in our Policies and Procedures for the Consideration of Board of Director Candidates available on our website. These policies and procedures include minimum qualifications for director nominees and the process for identifying and evaluating director nominees, including nominees submitted by our shareholders.
The Nominating Committee has a stated goal of selecting director nominees who:
•have high personal and professional integrity;
•have demonstrated a high level of business accomplishment, exceptional ability and judgment; and
•who will be effective in serving the long-term interests of NVR and our shareholders, and who otherwise meet the standards set forth in our Corporate Governance Guidelines.
In selecting director nominees, the Committee will assess the nominee’s independence status relative to the Company, and will consider the level of the nominee’s accomplishments and qualifications in the areas of skills, education, knowledge, perspective, broad business judgment and leadership, relevant industry or regulatory affairs knowledge, business creativity, strategy and vision, experience, age and diversity, all in the context of the perceived needs of the Board at that time.
Ideal candidates will have extensive executive leadership experience and will encourage and challenge our management team to operate the business in a manner that maximizes long term shareholder value and leads to high customer satisfaction, a diverse and inclusive workforce, a safe work environment for all employees, and sustainable communities.
Attributes that the Nominating Committee seeks to have represented on the Board include, but are not limited to, executive leadership experience, a high level of demonstrated accomplishment in their field, financial expertise, homebuilding/construction/real estate experience, public board experience, cybersecurity expertise, brand marketing expertise, mergers and acquisitions expertise, turnaround/restructuring experience, and government/regulatory expertise.
Proxy Access
Our Bylaws allow eligible shareholders to propose director nominees for inclusion in the proxy statement in addition to the nominees proposed by the Board.  The proxy access bylaw permits shareholders owning 3% or more of our common stock for at least three years, to nominate up to 20% of our Board.  The number of shareholders who may aggregate their shares to meet the 3% ownership threshold is limited to 20.  The shareholder(s) and nominees(s) must also satisfy the other requirements in our Bylaws.

Executive Committee
The Executive Committee was established pursuant to our Bylaws to have such powers, authority and responsibilities as may be determined by a majority of our Board.  The Executive Committee has never met, nor has our Board ever delegated any powers, authority or responsibilities to the Executive Committee.  Our Board intends to continue the practice of considering corporate matters outside the scope of our other existing Board committees at the full Board level.
Annual Board and Committee Evaluations
Annual Board Evaluations
The members of the Board conduct an annual evaluation to assess the Board's effectiveness and performance. The results are reviewed by the Board, which considers the results and any ways in which Board effectiveness may be enhanced.
Annual Committee Evaluations
The members of each committee conduct an annual evaluation to assess each committee's compliance with its charter, effectiveness and performance. The results are reviewed by the members of the applicable committee, which considers the results and any ways in which the committee's effectiveness may be enhanced.
Communications with the Board of Directors
Our Policies and Procedures Regarding Communications with the NVR, Inc. Board of Directors, the Independent Lead Director and the Non-Management Directors as a Group are available on our website.
Shareholders and other interested parties may contact an individual director by mail at the following address: 11700 Plaza America Drive, Suite 500, Reston, VA 20190. All mail received will be opened and screened by our management. We generally will not forward to directors a shareholder or interested party communication that is unrelated to the duties of the Board, including junk mail, mass mailings, customer complaints, surveys and business solicitation.
Role of Shareholder Engagement in Corporate Governance

We have an extensive history of conducting shareholder outreach. In recent years, our engagement with shareholders encompassed a variety of ESG-related topics including greenhouse gas emissions, diversity disclosures, executive officer and director compensation, our CEO transition and director tenure.

We value feedback we receive from our shareholders and we consider such feedback in evaluating our corporate governance and compensation policies. We believe our proactive engagement with shareholders and our responsiveness to feedback in these key areas demonstrate our strong desire to align our sound corporate governance principles with the best interests of our shareholders.
Review, Approval or Ratification of Related Person Transactions
We have a policy that requires that all related person (as defined by Item 404(a) of Regulation S-K) transactions be considered, reviewed and approved or ratified by the disinterested, independent members of our Board, regardless of the type of transaction or amount involved.  Under this policy, the related person must notify the Chief Financial Officer (“CFO”) of any proposed transaction with a related person.  The CFO must seek approval of the disinterested, independent members of the Board for any related person transaction.  The disinterested, independent directors must review the material facts before determining whether to approve or ratify the transaction. This requirement is set forth in Section 7.05 of our Bylaws, available on our website, Sections 1 and 4 of our Code of Ethics, available on our website, and our Human Resources Policies and Procedures and Financial Policies and Procedures.
There were no related person transactions during 2023 that met the disclosure requirements set forth in Item 404(a) of Regulation S-K.

Security Ownership of Certain Beneficial Owners and Management
The following tables set forth certain information as to the beneficial ownership of Common Stock by each person known by us to be the beneficial owner of more than 5% of the outstanding Common Stock as of the dates indicated, and by each director, director nominee and named executive officer and by all directors and executive officers as a group as of March 5, 2024.  Except as otherwise indicated, all shares are owned directly and the owner has sole voting and investment power with respect thereto.
Certain Beneficial Owners

Name and Address of Holder	Number of Shares		Percent of Class
The Vanguard Group	352,425	(1)	11.0%
100 Vanguard Blvd.
Malvern, PA 19355

BlackRock, Inc.	269,193	(2)	8.4%
55 East 52nd Street
New York, NY 10055

(1)As reported within a Schedule 13G filed February 13, 2024, the entity has shared power to vote or direct the vote for 3,923 shares, sole power to dispose or direct the disposition of 339,160 shares and shared power to dispose or direct the disposition of 13,265 shares.
(2)As reported within a Schedule 13G filed January 25, 2024, the entity has sole power to vote or direct the vote for 245,748 shares and the sole power to dispose or direct the disposition of 269,193 shares.

Directors and Management

Name	Number of Shares		Vested Options Issued Under Equity Incentive Plans (1)	Percent of Class
Paul C. Saville	164,190	(2)	50,300	5.1%
C. E. Andrews	1,857		1,000	*
Sallie B. Bailey	510		410	*
Thomas D. Eckert	2,100		1,000	*
Alfred E. Festa	1,321		1,000	*
Alexandra A. Jung	971		846	*
Mel Martinez	441		250	*
David A. Preiser	1,239		1,000	*
W. Grady Rosier	3,301		1,000	*
Susan Williamson Ross	2,499		2,108	*
Eugene J. Bredow	16,491	(3)	13,600	*
Daniel D. Malzahn	31,665	(4)	16,400	1.0%
Matthew B. Kelpy	2,485	(5)	2,200	*
All directors, director nominees and executive officers as a group (13 persons)	229,070		91,114	7.0%

* Less than 1%.

(1)These amounts are included in the Number of Shares.
(2)Includes 3,257 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust, 4,550 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan and 105,883 vested shares held in a Deferred Compensation Rabbi Trust.  Excludes 777 shares held in a Deferred Compensation Plan which are not distributable until six months subsequent to separation of service.
(3)Includes 163 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust and 500 shares held in a trust for the benefit of his adult children.
(4)Includes 1,035 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust and 371 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan.
(5)Includes 22 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust and 33 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of such stock with the SEC and the national securities exchange upon which our shares are publicly traded. Based solely on a review of the copies of such reports filed with the SEC and written representations from our directors and executive officers, we are not aware of any Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% shareholders that were not met during 2023. However, on January 23, 2024, a Form 4 was filed for Mr. Rosier with respect to a gift of 48 shares on May 13, 2022 for which a Section 16(a) filing was not previously made.

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.
Report of the Audit Committee
Our management has primary responsibility for preparing our financial statements and establishing financial reporting systems and internal controls.  Management also has the responsibility of reporting on the effectiveness of our internal control over financial reporting.  Our independent external auditor, KPMG LLP, is responsible for expressing opinions on the conformity of our audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of our internal control over financial reporting.  In this context, the Audit Committee hereby reports as follows:
1.The Audit Committee has reviewed and discussed the audited financial statements and management’s assessment of the effectiveness of our internal control over financial reporting with management, and reviewed and discussed KPMG LLP’s audit opinions with KPMG LLP;
2.The Audit Committee has discussed with KPMG LLP the matters required to be discussed under the applicable rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;
3.The Audit Committee has received the written disclosures from KPMG LLP required by the applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence; and
4.Based on the reviews and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the SEC.
The undersigned, constituting all of the members of the Audit Committee, have submitted this report to the Board of Directors.
C.E. Andrews (Chair), Sallie B. Bailey, Alfred E. Festa and Alexandra A. Jung

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis ("CD&A") describes our executive compensation philosophy and program for our named executive officers in 2023. Our "homebuilding peer group", referred to throughout this CD&A, is defined on page 28.

Executive Summary
Homebuilding is a cyclical business with long project life cycles. As such, our executive compensation program is structured to focus our executives on long-term performance, not short-term quarterly or annual performance. Key features of our compensation program include:

Compensation designed for the business. The key principle of our compensation philosophy is pay for performance, and our executive compensation program is designed to focus our executives on long-term total shareholder return ("TSR"). Our program is a significant tool in long-term retention of our executive officers and key employees. Our program isn’t structured like most other companies, and we believe that is a significant competitive advantage.

Compensation program is shareholder aligned. We have structured our program to create long-term alignment with our shareholders through moderate cash compensation, significant long-term equity incentives in the form of stock options and robust stock ownership requirements. By issuing stock options rather than restricted stock units, the executives realize no value unless the stock price increases between the grant date and the vesting date. We believe this provides 100% alignment with our shareholders, as 100% of our long-term equity compensation is tied to TSR.

Consistent compensation philosophy. For more than 25 years, our compensation philosophy has remained consistent and has focused our management team on long term TSR. Our performance clearly demonstrates the success of our compensation practices, with a 25 year TSR of 14,580%, compared to the S&P 500 Index TSR of 517% during that period.

Executive compensation program is simple in design. The compensation program for our executive officers includes three components: base salary, annual performance-based cash bonus, and long-term equity-based compensation tied to TSR. Our annual performance-based cash bonus is limited to a maximum of 100% of base salary. No other company among our homebuilding peer group limits their annual bonus opportunity to 100% of base salary for the Executive Chairman, CEO or CFO. As a result, our target total cash compensation is below the 25th percentile of our homebuilding peer group.

Executive compensation is lower than the average of our homebuilding peer group. Although we target total compensation at the 50th-75th percentile of our homebuilding peer group, the total compensation for our Executive Chairman and CEO is below the 25th percentile of our homebuilding peer group.

Long-term equity compensation is tied to TSR. Our use of stock options with long-term vesting results in 100% of our equity compensation being at risk and tied to long-term TSR. We have the highest percentage of compensation tied to TSR among the homebuilding peer group.

No perquisites. We do not provide perquisites to our executive officers.

Independent compensation consultant. Our Compensation Committee utilizes an independent compensation consultant in evaluating the targeted annual compensation for our named executive officers.

Annual incentives in 2023 were paid at target. We significantly exceeded our target for both pre-tax profit (80% of the incentive opportunity) as well as the number of new orders net of cancellations (20% of the incentive opportunity). Our executive officers earned their maximum annual bonus, which is capped at 100% of base salary.

No equity grants to named executive officers in 2023. Consistent with our past practice of making periodic, rather than annual, equity grants, we did not grant equity to our named executive officers in 2023. We do not expect to grant any additional equity to our named executive officers until 2026, except for promotions and new hires.

We continue to seek feedback from shareholders. Members of our board and management team seek to engage with shareholders each year on a variety of topics, including executive compensation.
Our Executives
Our named executive officers for 2023 were:

Name	Age	Title
Paul C. Saville	68	Executive Chairman of the Board
Eugene J. Bredow	54	President and Chief Executive Officer
Daniel D. Malzahn	54	Senior Vice President, Chief Financial Officer and Treasurer
Matthew B. Kelpy	51	Vice President and Chief Accounting Officer
Paul C. Saville was elected to the Board of Directors effective May 4, 2022, and the Board appointed Mr. Saville to serve as Executive Chairman of the Board. Mr. Saville served as President and Chief Executive Officer of NVR from July 1, 2005 until May 3, 2022. Mr. Saville has been employed by NVR since 1981.
Eugene J. Bredow has been President and Chief Executive Officer since May 4, 2022. Mr. Bredow served as President of NVR Mortgage from April 1, 2019 to May 3, 2022. Mr. Bredow served as Senior Vice President and Chief Administrative Officer of NVR from March 1, 2018 through March 31, 2019. Mr. Bredow served as Chief Accounting Officer from February 2016 until March 1, 2018. Mr. Bredow has been employed by NVR since 2004.
Daniel D. Malzahn has been Senior Vice President since February 2016, and continues to serve as Chief Financial Officer and Treasurer of NVR, roles he has occupied since February 20, 2013. Mr. Malzahn has been employed by NVR since 1994.
Matthew B. Kelpy has been Chief Accounting Officer of NVR since March 1, 2018 and continues to serve as Vice President and Controller, roles he has occupied since joining NVR in 2017.
Roles and Responsibilities of our Executive Chairman and CEO
The following table summarizes the key roles and responsibilities of our Executive Chairman and our CEO.

Paul C. Saville, Executive Chairman	Eugene J. Bredow, CEO
Primary responsibilities include:	Primary responsibilities include:
--providing strategic direction for the Company;	--leading the day-to-day implementation of our strategy;
--providing perspective and direction to Mr. Bredow; and	--responsibility for oversight and financial performance of our operations; and
--leading the Board in overseeing key risk areas.	--direct oversight of the CFO and the leaders of the Company's key operating functions.
Company Performance Overview
Our 2023 financial results reflect the strength of our business model and our focus on increasing shareholder value (all comparisons are to our 2022 financial results):
•New Orders increased 13%;
•Gross margin remained strong at 24.3% compared to 25.8% in 2022;
•Net income and EPS improved in the second half of the year due to strong new orders in 2023, ending the year at $1.6 billion and $463.31, respectively;
•We delivered 52% TSR to our investors in 2023; and
•We returned approximately $1.1 billion of cash to our shareholders during 2023 through repurchases of approximately 181,000 shares of Common Stock, which represented approximately 6% of our shares outstanding as of December 31, 2022.

Our business philosophy has been to develop and operate a business model to maximize long-term shareholder value in a cyclical industry.  Our goal is to deliver industry leading rates of return and growth in earnings per share. We have led the homebuilding peer group in return on capital and return on pre-tax revenue as demonstrated by the following financial returns as of December 31, 2023:

	1 Year	Rank vs Peers	5 Years	Rank vs Peers	10 Years	Rank vs Peers
Average Annual Return on Capital	31%	1st	30%	1st	27%	1st
Average Annual Return on Equity	40%	1st	42%	1st	38%	1st
Average Annual Pre-tax Return on Revenue	20%	2nd	18%	3rd	16%	3rd
On a 20-year basis, our TSR of 1,402% was the highest in the homebuilding peer group and over four times the 336% TSR for the Dow Jones US Homebuilder Index, as illustrated below. Taylor Morrison is not included in the 20 year TSR table as their IPO was completed in 2013.

20-Year TSR
NVR
DR Horton
Toll
Meritage
Pulte
DJUSHB Index
Lennar
MDC
KB Home
0%
300%
600%
900%
1,200%
1,500%

On a 10-year basis, our TSR of 582% was second highest in the homebuilding peer group and exceeded the 423% TSR for the Dow Jones US Homebuilder Index as illustrated below.

10-Year TSR

DR Horton
NVR
Pulte
DJUSHB Index
Lennar
KB Home
Meritage
MDC
Toll
Taylor Morrison
0%
100%
200%
300%
400%
500%
600%
700%

We believe our strong long-term results relative to our homebuilding peer group are due to:
•Our business model and strategy, which is designed to limit risk and maximize returns on capital in a cyclical industry;
•Our highly skilled, long-tenured and motivated management team that is extremely disciplined in executing our more capital efficient business model; and
•100% of our long-term equity compensation being tied to TSR.
Additionally, these key aspects of our strategy are well ingrained in our corporate culture, which includes:
•Strong alignment between management incentives (at all levels, not just executive officers) and long-term TSR;
•Stability and long-term retention of our management team; and
•Generation of cash flow through all points in the homebuilding cycle.
Compensation Policies and Practices
Our compensation program is designed to provide appropriate performance-based incentives to ensure alignment with our shareholders and to avoid compensation practices that do not promote the interests of our shareholders.
What We Do
•Pay for Performance - We tie pay to performance by making the majority of compensation “at risk” and linking it to shareholders’ interests. 70% of total executive officer compensation is tied to maximizing long-term TSR, which is the highest proportion among our homebuilding peer group.
•Total Compensation - Although we have some of the strongest financial results in our homebuilding peer group, the total compensation for both our Executive Chairman and CEO is below the 25th percentile of our homebuilding peer group.
•Annual Bonuses - Our annual bonuses are performance-based and limited to a maximum of 100% of base salary. We are the only company among our homebuilding peer group with such a cap. As a result, our target total cash compensation is below the 25th percentile of our homebuilding peer group.

•Long-Term Equity-Based Compensation - 100% of our named executive officers’ equity-based compensation is in the form of stock options with long-term vesting, resulting in 100% of our equity compensation being at-risk and tied to TSR. 50% of our stock option grants are subject to attainment of a return on capital performance condition, and there is no opportunity to earn more than 100% of the target number of options granted, even if our return on capital significantly outperforms the peer group.
•Periodic Equity Grants - We make periodic, not annual, grants of long-term stock options.  Our last periodic grant was made in 2022.
•Stock Options at Market Price - We only grant stock options with an exercise price equal to 100% of the fair market value of our stock on the grant date.
•Share Ownership Requirements - We have robust NVR share ownership requirements.
•Double Trigger Change in Control Provisions - Our equity agreements and employment agreements include double trigger change in control provisions for post-employment benefits and equity awards.
•Equity Clawback Provision and Compensation Recovery Policy - Our equity agreements have a clawback provision, and we have a compensation recovery policy covering incentive compensation to our executive officers that emphasizes integrity and accountability in financial reporting.
•Non-Competition Provision - Our equity agreements and employment agreements have a non-competition provision.
•Share Repurchase Program - We mitigate the potential dilutive effect of equity awards through our robust share repurchase program.
•Independent Compensation Consultant - Our Compensation Committee utilizes an independent compensation consultant.
What We Don’t Do
•Discretionary Cash Awards - We do not award any discretionary cash compensation.
•Reprice Stock Options - We do not reprice stock options.
•Below Market Stock Options - We do not grant stock options having an exercise price below 100% of fair market value.
•Evergreen Provisions - Our equity plans do not have evergreen provisions.
•Hedging and Pledging - We do not permit short sales, hedging or pledging of NVR stock by named executive officers or directors.
•Excise Tax Gross-Ups - We do not provide any excise tax gross-ups.
•Perquisites - We do not provide perquisites.
•Supplemental Executive Benefits - We do not provide defined benefit or supplemental executive retirement, health or insurance plans.
•Accelerate Vesting of Equity - We do not accelerate vesting of equity granted to our executive officers in the event of termination of employment, except in certain change in control instances (described further in the "Change of Control and Post-Employment Payments" section below).
•Vesting of Equity Post-Termination - We do not permit our executive officers to continue to vest in their equity awards post-termination.

Say on Pay Results
In 2023, 75% of the shares voted were cast in favor of the 2023 compensation of our named executive officers, which was a decline from the 96% shareholder support received in both 2022 and 2021.

We believe that the say on pay vote for 2023 was negatively impacted by the ISS recommendation to vote against our say on pay resolution, following our periodic grant of stock options in 2022. Certain shareholders adhere to the ISS recommendation in casting their say on pay vote.

We conducted extensive additional shareholder outreach in prior years and continued to engage with our shareholders in 2023 both before and after the Annual Meeting. Before the 2023 Annual Meeting, we engaged with many of our largest shareholders, who, together with the holders of our common shares pursuant to our stock ownership plan and our directors and management, collectively owned approximately 67% of our outstanding shares as of the 2023 record date. After the Annual Meeting, we conducted outreach with shareholders who hold a majority of the outstanding shares that we believe were voted "against" our 2023 say on pay to determine why they voted in that way. Many of these shareholders declined to engage with us.

During the course of the outreach both before and after the Annual Meeting, we received no indications that a material portion of our shareholder base expects or would recommend changes to our compensation philosophy. The Compensation Committee will continue to consider the results of say-on-pay votes when making future compensation decisions for the named executive officers.

While the vote is advisory in nature, the Compensation Committee views the vote as confirmation that our shareholders generally believe that the compensation of our named executive officers is appropriately aligned with their performance and NVR's financial performance as well as the interests of our shareholders.
Compensation Philosophy and Objectives
Homebuilding is a cyclical business with long project life cycles. As such, our executive compensation program is structured to focus our executives on long-term performance, not short-term quarterly or annual performance. Our executive compensation program is designed to:
•Motivate and retain highly qualified and experienced executives;
•Provide performance-based incentives; and
•Strongly align our compensation practices with long-term creation of shareholder value.
We have structured our executive compensation to create long-term alignment with our shareholders through the following:
•Moderate target cash compensation;
•Annual cash incentive bonus limited to a maximum of 100% of base salary;
•Significant long-term equity incentives;
•Use of stock options, which creates maximum alignment with shareholders and results in 100% of equity compensation being "at risk" and tied to TSR; and
•Robust NVR share ownership requirements.
Our compensation philosophy has been consistent for over 25 years.
The compensation program for our named executive officers includes the following three components:

Compensation Component	Type of Pay	Key Characteristics	Purpose
Base Salary	Fixed	Annual adjustments based on individual performance and relative to peer group market salaries, effective April 1st of each year.	Attracts, retains and rewards our named executive officers by providing a fixed source of income to reward experience, skills and performance relative to the market value of the position.
Annual Cash Bonus	Performance	Maximum opportunity is limited to a maximum of 100% of base salary, based on NVR's performance against pre-established performance goals.	Aligns the named executive officers with shareholders by focusing the named executive officers on the attainment of annual goals that we believe are necessary to achieve our five-year business plan.
Long-Term Equity-Based Compensation	Performance	Issued periodically, not annually. Issued as stock options, with 50% of the grant subject to a three year performance period. Options vest 25% at the end of each of years 3, 4, 5 and 6 following the grant date. For example, the May 2022 periodic grant vests 25% on each of December 31, 2024, 2025, 2026 and 2027.	Aligns the named executive officers with shareholders by tying 100% of equity compensation to long-term TSR. Increases retention by providing the opportunity for wealth creation through the long vesting period. Also, protects our interests through a non-competition provision in the equity grant agreements.
We prefer the use of stock options with long-term vesting (instead of restricted share units) for the following reasons:
•We believe stock options with long-term vesting align the long-term interests of our named executive officers with our shareholders by tying equity compensation to long-term TSR;
•We believe stock options are inherently performance-based since the recipient does not realize value unless the stock price appreciates above the grant price; and
•Since the stock price must increase between grant date and vesting date and 50% of the vesting for our stock option grants are subject to NVR's return on capital performance, 100% of our performance-based equity is "at risk."
If the stock price decreases between the grant date and vesting date, our named executive officers would still realize value if we issued restricted share units. By issuing stock options, the executives would receive no value unless the stock price increases between the grant date and the vesting date. We believe this provides 100% alignment with our shareholders.
Compensation Determination Process
Roles of Our Executive Chairman and CEO
Mr. Saville makes recommendations to the Compensation Committee with respect to the amount of each component of compensation paid to Mr. Bredow. Mr. Bredow makes these recommendations for the other executive officers.  These recommendations are partially based on compensation information for comparable positions within our homebuilding peer group (defined on page 28), internal comparisons and their assessment of each officer’s overall performance during the prior year. Mr. Saville and Mr. Bredow provide written materials supporting these recommendations for review at Compensation Committee meetings, and also attend those meetings at the Committee’s request. Typically, these executives attend all regularly-scheduled Compensation Committee meetings, but they are excused as appropriate, including for discussions regarding their own compensation.
Role of Our Board, Including the Executive Chairman of the Board
The Compensation Committee considers the following when determining the compensation paid to Mr. Saville and Mr. Bredow:
•Compensation information for executive chairs and chief executive officers in our homebuilding peer group and our relative percentile ranking;
•Our financial and operating performance compared to information publicly available on our industry peers;
•Our overall financial strength;

•Mr. Saville's and Mr. Bredow's performance during the year;
•Their overall experience and tenure in their respective positions; and
•For Mr. Bredow, the recommendation from Mr. Saville.
Mr. Saville and Mr. Bredow are not present during discussion or voting by the Compensation Committee regarding each of their respective compensation elements. The Compensation Committee has the final authority to determine the compensation of our named executive officers, and exercises such authority regardless of what recommendations are made or information is provided by Mr. Saville or Mr. Bredow.
Role of Compensation Consultant
In 2023, the Compensation Committee engaged Aon Consulting to assist the Compensation Committee in evaluating the targeted annual compensation for our named executive officers.  Aon Consulting’s analysis included a comparative analysis of the named executive officer base pay, annual incentive opportunities and long-term incentive compensation.  The Compensation Committee assessed the independence of Aon Consulting pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would impair Aon Consulting’s independence.
Homebuilding Peer Group
We use a peer group of our major public-company homebuilding peers when analyzing the compensation of our named executive officers. The companies in the peer group were selected based on being national homebuilding companies and their annual revenues. The peer group is comprised of the following companies (the “homebuilding peer group”):

D. R. Horton, Inc.	Meritage Homes Corporation
KB Home	PulteGroup, Inc.
Lennar Corporation	Taylor Morrison Home Corporation
MDC Holdings, Inc.	Toll Brothers, Inc.
Determining the Size of Equity Awards
When issuing periodic block grants under our equity plans to our named executive officers, the Compensation Committee, with assistance from Aon Consulting, determines the amount of the awards as follows:
•The Compensation Committee establishes a dollar value of the total targeted annual compensation to be awarded by position;
•After determining the salary and maximum annual bonus opportunity components for a particular year, these amounts are subtracted from the total targeted compensation for that year to derive the fair value that we want to transfer to the executive in the form of an equity award for the year;
•When making a block grant to cover multiple years, we multiply the equity award value for a single year by the number of years that the block grant covers to determine the total value of the block grant; and
•On the date of grant, we divide that total equity award fair value dollar amount by the per share fair value, calculated using the Black-Scholes option pricing model, to determine the number of stock options to award.
Although we consider this approach to sizing equity awards to be a reasoned approach based on a widely accepted option-pricing model, the ultimate value of an equity award is determined only when it is exercised or vests, as applicable.  We do not consider realized or realizable gains from prior equity grants when setting new grant amounts.  We do not believe that it is a fair practice to offset current compensation by realized or unrealized equity gains several years after the equity has been issued. Depending on our future stock price, any equity grant ultimately may be worthless, or conversely, worth much more than the fair value initially estimated.  Gains in excess of our initial estimate mean that similar gains were realized by all holders of our Common Stock over the same time period.  We believe that limiting potential upside on equity gains does not provide an appropriate incentive for our named executive officers when focusing on long-term results, as our compensation philosophy dictates.

Elements of Compensation
Approximately 85% of compensation is at risk for our named executive officers:

# NEO Compensation Mix

Base Salary: 15%
Annual Bonus Opportunity: 15%
Long Term Incentive Opportunity: 70%

Base Salary
In 2023, the Compensation Committee took the following actions regarding the base salaries of the named executive officers:

•Mr. Saville’s base salary was increased by 3%, from $2,205,000 to $2,275,000 effective April 1, 2023. In making the decision to increase Mr. Saville's base salary, the Compensation Committee reviewed competitive market data for Executive Chairs in the homebuilding peer group and considered Mr. Saville's active role providing strategic direction as Executive Chairman and providing perspective and direction to Mr. Bredow. The Compensation Committee also considered the salary increase guidelines for other NVR employees. Following the salary increase, Mr. Saville's total target cash compensation was below the 25th percentile of Executive Chairs within the homebuilding peer group.
•Mr. Bredow's base salary was increased by 12.5% from $800,000 to $900,000 effective April 1, 2023. In making the decision to increase Mr. Bredow's base salary, the Compensation Committee considered the recommendation of Mr. Saville, Mr. Bredow's performance and development as a new CEO and competitive market data for the CEOs in the homebuilding peer group. Following the salary increase, Mr. Bredow's total target cash compensation was below the 25th percentile of CEOs within the homebuilding peer group.
•Upon the recommendation of Mr. Bredow, the Compensation Committee increased the base salaries for the remaining named executive officers effective April 1, 2023. Mr. Bredow’s recommendations were based on the salary increase guidelines for other NVR employees, job performance of each named executive officer and consideration of competitive market data for comparable roles within the homebuilding peer group. Following the salary increase, Mr. Malzahn's total target cash compensation was below the 25th percentile of CFOs within the homebuilding peer group.

Annual base salaries for 2022 and 2023 for the named executive officers were as follows:

	2022 Salary	2023 Salary
Paul C. Saville	$2,205,000	$2,275,000
Eugene J. Bredow	$800,000	$900,000
Daniel D. Malzahn	$665,000	$688,000
Matthew B. Kelpy	$365,000	$378,000

Annual Cash Bonus
General
The objective of the annual cash bonus is to focus the named executive officers on the attainment of annual goals that we believe are necessary to achieve our five-year business plan.  These annual goals are consistent with the current year's portion of our five-year business plan.  The annual incentive is based 100% on NVR's performance. The named executive officers’ annual incentive opportunity is limited to a maximum of 100% of base salary, regardless of whether the goals are exceeded, consistent with our overall compensation philosophy of limiting short-term cash compensation in favor of equity-based long-term incentive opportunities.  Thus, the maximum amount of bonus is earned once the preset performance targets based on the annual business plan are attained.  The annual bonus is payable in cash.
We are the only company among our homebuilding peer group to limit the annual cash bonus to 100% of base salary for Executive Chairs, CEOs and CFOs.
The Compensation Committee has never exercised discretion to award bonuses in amounts higher than the amount calculated by our actual results relative to the preset performance target and attainment ranges.
2023 Annual Bonus
For 2023, the Compensation Committee maintained the same annual bonus performance metrics used in 2022 for our named executive officers. The annual bonus opportunity in 2023 for the named executive officers was weighted based 80% upon our consolidated pre-tax profit (before consolidated annual bonus and stock-based compensation expense but after all other charges) and 20% on the number of new orders (net of cancellations) that we generated compared to our 2023 annual business plan.  We believe that these measures provide a proper balance of focusing on current profitability while providing for longer-term growth.
The named executive officers were to begin earning the consolidated pre-tax profit portion of their annual bonus award once the annual business plan was at least 80% attained (the “threshold”).  The full amount of the consolidated pre-tax profit portion of their annual bonus award was to be earned ratably from 80% up to 100% achievement of the annual business plan.  They were to begin earning the new orders portion of their annual bonus award once the annual business plan was at least 85% attained.  The full amount of the new orders portion of their annual bonus award was to be earned ratably from 85% up to 100% achievement of the annual business plan.
The following is a summary of the specific performance targets established under the 2023 annual bonus plan and the actual results:

Performance Measure	Threshold	Target and Maximum	Actual	Maximum Bonus Opportunity	Percentage of Maximum Bonus Opportunity Earned
Consolidated Pre-Tax Profit (in thousands)	$1,095,218	$1,369,024	$2,140,369	80%	100%
New Orders (net of cancellations)	16,150	19,000	21,729	20%	100%
Percentage of Bonus Opportunity Earned					100%

Under our annual bonus plan, the target bonus amount is the same as the maximum bonus amount.  Based on our 2023 results, each of our named executive officers earned the maximum bonus opportunity of 100% of base salary.
Equity-Based Compensation
2023 Equity Grant Activity
During 2023, we did not issue any periodic equity-based compensation to our executive officers. Our continuing approach, consistent with past practice, is to consider issuing periodic equity grants instead of annual grants. While we recognize that annual grants are more common, this practice has served us well in motivating and retaining key executives and managers. We do not expect to grant any additional options to our executive officers until 2026, except for promotions and new hires.
Update of 2022 Performance-Based Equity Grants
In May 2022, we issued a block grant of stock options to our named executive officers and other key managers. The stock options vest in 25% increments on each of December 31, 2024, 2025, 2026 and 2027. The vesting for 50% of the stock options granted is based solely on continued employment. The vesting for the other 50% of the stock options is based on continued employment and NVR’s return on capital performance during the years 2022 through 2024. For the performance-based options, the vesting is subject to our return on capital relative to the peer group. The following are the relevant details of the performance metric:

How is Return on Capital calculated?
Average Annual ((Pre-Tax Income +Homebuilding Interest Expense (period expense and in cost of sales))-Taxes at 26%)
Average Quarterly (Homebuilding Debt (including working capital borrowings) + Shareholders Equity)

Who is the Peer Group?
Beazer Homes USA, Inc.; D. R. Horton, Inc.; Hovnanian Enterprises, Inc.; KB Home; Lennar Corporation; MDC Holdings, Inc.; Meritage Homes Corporation; M/I Homes, Inc.; PulteGroup, Inc.; Taylor Morrison Home Corporation; TRI Pointe Group, Inc.; and Toll Brothers, Inc.  Each member must be a stand-alone public company during the entire measurement period.

What is the measurement period?	Fiscal Years 2022-2024

How is the award earned?	Award is earned ratably from the Threshold to the Target.

What is the Threshold?	50th percentile of the peer group (award is 50% of the options granted)

What is the Target?	75th percentile of the peer group (award is 100% of the options granted)

What is the Maximum?	Same as the Target. There is no opportunity to earn more than 100% of the number of options granted.

The following table illustrates the performance metric target calculation:

Rank	Builder
1	Builder #1
2	Builder #2
3	Builder #3	Target-100% Earned
4	Builder #4
5	Builder #5
6	Builder #6	Threshold-50% Earned
7	Builder #7
8	Builder #8
9	Builder #9
10	Builder #10
11	Builder #11
12	Builder #12

For 2022 and 2023, our average return on capital is the highest in the peer group. Thus, our named executive officers would have vested in 100% of the performance-based stock options if the performance period was 2022-2023.
Equity Plan Features
Our equity plans reflect the following corporate governance best practices:
•No evergreen provisions;
•No re-pricing of stock options without shareholder approval (NVR has no history of re-pricing options);
•No discounted stock options;
•No reload features;
•Double trigger change of control provision in the equity agreements for the accelerated vesting of equity;
•No accelerated vesting of equity upon termination of employment (other than as described above); and
•No continued vesting of equity post-termination.

Clawback/Forfeiture
Under the terms of the equity agreements, we may recapture from our named executive officers gains from stock option exercises if we are required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws. A named executive officer must reimburse us for any gains during the 12 month period following the first public filing with the SEC that contained such material noncompliance. The named executive officer must have knowingly engaged in the misconduct, been grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or been grossly negligent in failing to prevent the misconduct.
Under the terms of our compensation recovery policy adopted in 2023, subject to certain exceptions, following an accounting restatement, we shall recover reasonably promptly incentive compensation earned by our executive officers that exceeds the amount of incentive compensation that would have been earned by our executive officers after taking into account the accounting restatement. This compensation recovery policy applies to our annual cash bonus and our performance-based equity awards.
Stock Ownership Guidelines
We have adopted robust stock ownership guidelines to strengthen long-term alignment between our executive officers (and other members of senior management) and our shareholders.  These guidelines require the executive officers to acquire and continuously hold shares with a total fair market value ranging from four to eight times their annual base salaries depending on position.  The multiple of salary that our executive officers are required to hold in shares of stock is higher than many other companies.  These guidelines are subject to transition provisions discussed further below.
The stock ownership requirement and the value of shares owned for each of our named executive officers as of December 31, 2023 was as follows:

Name	Base Salary	Factor	Dollar Holding Requirement
Paul C. Saville	$2,275,000	8	$18,200,000
Eugene J. Bredow	$900,000	8	$7,200,000
Daniel D. Malzahn	$688,000	6	$4,128,000
Matthew B. Kelpy	$378,000	4	$1,512,000
Only those shares owned by the named executive officer in their personal accounts, the NVR Profit Sharing Trust, the NVR Employee Stock Ownership Plan, and the Deferred Compensation Plan count towards the stock ownership requirement.
Transition Provisions
Under our stock ownership guidelines, any executive officer who does not meet the requirement must retain 100% of the net common stock received upon vesting of restricted share units, and 50% of the net common stock received from option exercises until the stock ownership requirement is attained.  “Net common stock received” means the common stock received after the payment of the exercise price, if any, and the taxes withheld related to the option exercise or restricted share unit vesting.
All of the executive officers are currently in compliance with our stock ownership guidelines.
Trading of NVR Stock
Our Board has adopted an insider trading policy that prohibits all employees and directors from executing any transaction in our securities while in possession of material nonpublic information about the Company. We have a robust pre-clearance process; whereby each executive officer and director must obtain written pre-clearance from our Chief Accounting Officer before executing any transaction in our stock during open trading windows.
Our insider trading policy also contains provisions that prohibit directors, executive officers and members of senior management from pledging our equity securities or hedging our equity securities in any way, including through covered calls, collars, or other types of derivative securities.  Directors and executive officers also are prohibited from engaging in short sales of our securities.
Personal Benefits
Our named executive officers are entitled to and eligible only for the same personal benefits for which all of our employees are eligible.

Deferred Compensation Arrangements
We have two deferred compensation plans that:
•Encourage ownership of our Common Stock in furtherance of our compensation philosophy;
•Enable our named executive officers, and other members of management, to acquire shares of our Common Stock on a pre-tax basis in order to more quickly meet, and maintain compliance with, the stock ownership requirements described above; and
•Established a vehicle whereby, prior to the enactment of the Tax Cuts and Jobs Act in December 2017, named executive officers could defer the receipt of salary and bonus that otherwise would have been nondeductible for company tax purposes into a period where we would realize a tax deduction for the amounts paid (see Tax Deductibility of Compensation discussion below).
Our deferred compensation plans are structured as follows:
•Amounts deferred are invested in a fixed number of shares of our Common Stock, which is purchased on the open market at fair market value;
•We own the shares of Common Stock in a Rabbi Trust, which makes payment of our obligations under the deferred compensation plans risk-free for NVR – the cost of the plans does not increase as the value of the Common Stock increases;
•Our Common Stock is the only investment choice;
•All amounts placed in the deferred compensation plan are amounts already earned by the named executive officer;
•We do not make employer contributions to the deferred compensation accounts;
•Earnings on deferred amounts solely represent the change in the market value of the shares of our Common Stock held in the account;
•We do not provide for a minimum return or guarantee a minimum payout amount;
•Amounts deferred are “at risk” investments for the named executive officer; and
•Amounts deferred cannot be distributed to the named executive officer until the named executive officer’s termination of service or, under one of the two plans, six months after termination.
The structure of our deferred compensation plans results in certain of our named executive officers holding Common Stock significantly in excess of the ownership requirement since our Common Stock is the only investment choice and shares held in the deferred compensation plans are not eligible for distribution until the named executive officer’s employment terminates.
The market value of our named executive officers’ deferred compensation accounts is not considered when setting their current compensation.  The Compensation Committee reached this conclusion after considering the following points:
•The compensation deferred was reviewed and analyzed based on the above-described compensation philosophy and policies at the time the compensation was earned in prior years and was fully earned at that time;
•If the executive officer had elected to receive a payout of the compensation at the time it was earned rather than electing the deferral, we would not have any knowledge of, and therefore would not consider, the executive officer’s investment experience related to that compensation when considering the amount by which we should compensate the executive officer in the current year;
•The change in the deferred compensation balance is solely attributable to the change in the market value of our Common Stock since the dates of deferral;
•We do not consider shares of Common Stock owned by an executive officer outside of the deferred compensation plans when setting current compensation; and
•If the amounts had been paid to the executive officer when earned and not deferred until separation of service, we would have lost a substantial tax benefit that we will now expect to receive as a result of the deferral.
Thus, we do not believe it is appropriate to consider the value of an executive officer’s deferred compensation account in making current compensation decisions just because the account is held in a plan we sponsor and is invested in our Common Stock.  See the 2023 Non-Qualified Deferred Compensation Table and accompanying narrative below for additional information on our deferred compensation plans.

Change of Control and Post-Employment Payments
Messrs. Saville, Bredow and Malzahn are each party to an employment agreement with us pursuant to which the officer is entitled to post-employment payments upon certain termination events, including termination following a change in control.  We have not entered into an employment agreement with Mr. Kelpy. Accordingly, he is employed on an at-will basis and is not entitled to post-employment benefits upon termination, other than rights contained in his equity agreements. Generally, we do not believe that we should pay our named executive officers, or any other employee, any incremental compensation upon termination when the termination is either by choice or due to conduct that is potentially detrimental to NVR.  Thus, we do not provide any of our named executive officers any incremental post-employment benefits, other than any amounts already earned and accrued at the date of termination, if the termination is voluntary (unless due to a change in control of NVR, retirement or “with good reason”) or for “Cause.”
We do not provide tax “gross ups” to our named executive officers in connection with any change in control or post-employment payment.
Change of Control Provisions
The change of control provision in each applicable named executive officer’s equity agreement or employment agreement for the payment of the post-employment benefit is a double trigger, meaning that the change of control must be coupled with the officer’s termination from service within a certain period of time after the change of control to trigger a payment or accelerated right.  A double trigger for the post-employment benefit payment was selected because, unless the named executive officer’s employment is terminated after the change in control, the acquiring entity will continue to pay the named executive officer's salary and annual bonus.  See the Narrative Disclosures of Termination and Change of Control Payments discussion below for additional information on these post-employment payments.
The change of control provisions in the deferred compensation plans are single trigger, meaning that the change of control event alone triggers either a payment or an acceleration of certain rights.  This reflects our intent that the named executive officers have the ability to vote those shares upon any proposed transaction since the amounts are already vested, and to ensure that the named executive officers receive deferred compensation they earned prior to the change of control.  See the Narrative Disclosures of Termination and Change of Control Payments discussion below for additional information on these post-employment payments.
Payments Upon Death, Disability, Retirement and Other Employment Terminations
Each of the employment agreements provides for a post-employment benefit of two months’ salary and two months’ pro-rated annual bonus upon the named executive officer’s termination due to death or disability.  This amount reflects what we believe to be a modest transition for the executive or the executive's family for termination events that are sudden and beyond the executive’s control.
We provide a post-employment benefit of 100% of base salary and any accrued pro-rated annual bonus (to the extent that performance targets are achieved for that year) upon the named executive officer's retirement.  We consider the 100% payment a reward for length of service given that we do not provide our executives defined benefit or supplemental executive retirement plans.
For Messrs. Saville and Bredow, we provide a post-employment benefit of 200% of base salary and any accrued pro-rated annual bonus (assuming that 100% of the target bonus would have been paid for that year) for termination without cause, voluntary with good reason or voluntary within one year after a change in control (requires a change in control and a material diminution in authority, duties or responsibilities). For Mr. Malzahn, we provide a post-employment benefit of 100% of base salary and any accrued pro-rated annual bonus (assuming that 100% of the target bonus would have been paid for that year) for termination without cause, voluntary with good reason or voluntary within one year after a change in control (requires a change in control and a material diminution in authority, duties or responsibilities).  These amounts reflect our belief that it is difficult for executive officers to find comparable employment opportunities in a short period of time, particularly after experiencing a termination that was beyond their control.
Management of Compensation-Related Risk
We have designed our compensation program to avoid excessive risk-taking by placing the majority of our named executive officers’ compensation opportunity in periodic grants of equity with a long-term vesting schedule, limiting the annual bonus opportunity to 100% of base salary and having significant stock ownership requirements for our named executive officers.  We do not believe any of our compensation programs create risks that are reasonably likely to have a material adverse impact on NVR.

Tax Deductibility of Compensation
Through December 31, 2017, Section 162(m) of the Internal Revenue Code limited the corporate deduction for compensation paid to the named executive officers (other than our CFO) to $1 million unless such compensation qualified as “performance-based compensation.”  Among other things, Section 162(m) required approval of the performance-based compensation by our shareholders.  The Compensation Committee takes the deductibility of compensation into consideration but it does not limit the design of its compensation plans to strictly fall within the definition of performance-based compensation.  All of our stock option plans with outstanding options at the time were designed to enable all stock option awards to qualify as “performance-based” under Section 162(m).
In December 2017, the Tax Cuts and Jobs Act (the "Act") was enacted. The Act eliminated the "performance-based compensation" exception from Section 162(m). The Act includes a grandfathering provision for compensation pursuant to a written binding contract which was in effect on November 2, 2017, and which was not modified in any material respect after such date. We believe that our outstanding equity grants and amounts in the deferred compensation plans as of November 2, 2017 are in compliance with the grandfathering provision of the Act, and thus will remain deductible to the extent they are considered "performance-based compensation."

THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.
Report of the Compensation Committee
The Compensation Committee hereby reports as follows:
1.    The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with NVR’s management; and
2.    Based on the review and discussion referred to in paragraph 1, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in our 2024 Proxy Statement to be incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the Securities and Exchange Commission.
The undersigned, constituting all of the members of the Compensation Committee, have submitted this report to the Board of Directors.
Susan Williamson Ross (Chair), Thomas D. Eckert, David A. Preiser and W. Grady Rosier

2023 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Equity Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Paul C. Saville	2023	$2,257,500	$—	$2,257,500	$13,200	$4,528,200
Executive Chairman	2022	$2,178,750	$38,952,650	$1,743,000	$12,600	$42,887,000
of the Board	2021	$2,075,000	$—	$2,075,000	$12,400	$4,162,400

Eugene J. Bredow	2023	$875,000	$—	$875,000	$13,200	$1,763,200
President and Chief	2022	$715,204	$17,989,042	$572,164	$12,600	$19,289,010
Executive Officer	2021	$526,750	$—	$526,750	$12,400	$1,065,900

Daniel D. Malzahn	2023	$682,250	$—	$682,250	$13,200	$1,377,700
Senior Vice President, Chief	2022	$652,500	$12,818,963	$522,000	$12,600	$14,006,063
Financial Officer and Treasurer	2021	$605,000	$—	$605,000	$12,400	$1,222,400

Matthew B. Kelpy	2023	$374,750	$—	$374,750	$13,200	$762,700
Vice President and Chief	2022	$358,250	$2,832,920	$286,600	$12,600	$3,490,370
Accounting Officer	2021	$332,875	$—	$332,875	$12,400	$678,150

1.The amount disclosed represents the aggregate grant date fair value of stock options granted in accordance with FASB ASC Topic 718.  For the 50% portion of the grant of stock options that is subject to the attainment of a performance condition, the amount disclosed is based on the target number of options, which is the same as the maximum.  For information on the valuation assumptions, refer to the note on Equity-Based Compensation, Profit Sharing and Deferred Compensation Plans in the NVR financial statements in the Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC.
2."All Other Compensation" includes amounts contributed to our employee stock ownership plan for the respective plan year, and a $1,000 matching contribution made to our 401(k) plan.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2023

				Equity Awards
Name	Award Type (a)	Grant Date	Ratable vesting on each of December 31,	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Paul C. Saville	P	05/14/14	2016, 2017, 2018, 2019	8,800	—	$1,094.22	05/13/24
	T	05/10/18	2020, 2021, 2022, 2023	25,000	—	$3,022.99	05/09/28
	P	05/10/18	2020, 2021, 2022, 2023	25,000	—	$3,022.99	05/09/28
	T	05/04/22	2024, 2025, 2026, 2027	—	13,750	$4,475.53	05/03/32
	P	05/04/22	2024, 2025, 2026, 2027	—	13,750	$4,475.53	05/03/32

Eugene J. Bredow	P	05/14/14	2016, 2017, 2018, 2019	1,000	—	$1,094.22	05/13/24
	T	05/10/18	2020, 2021, 2022, 2023	6,800	—	$3,022.99	05/09/28
	P	05/10/18	2020, 2021, 2022, 2023	6,800	—	$3,022.99	05/09/28
	T	05/04/22	2024, 2025, 2026, 2027	—	6,350	$4,475.53	05/03/32
	P	05/04/22	2024, 2025, 2026, 2027	—	6,350	$4,475.53	05/03/32

Daniel D. Malzahn	P	05/14/14	2016, 2017, 2018, 2019	3,891	—	$1,094.22	05/13/24
	T	05/10/18	2020, 2021, 2022, 2023	8,200	—	$3,022.99	05/09/28
	P	05/10/18	2020, 2021, 2022, 2023	8,200	—	$3,022.99	05/09/28
	T	05/04/22	2024, 2025, 2026, 2027	—	4,525	$4,475.53	05/03/32
	P	05/04/22	2024, 2025, 2026, 2027	—	4,525	$4,475.53	05/03/32

Matthew B. Kelpy	P	03/01/17	2019, 2020, 2021, 2022	1,250	—	$1,934.97	02/28/27
	T	03/01/18	2020, 2021, 2022, 2023	750	—	$2,843.17	02/29/28
	P	03/01/18	2020, 2021, 2022, 2023	750	—	$2,843.17	02/29/28
	T	05/04/22	2024, 2025, 2026, 2027	—	1,000	$4,475.53	05/03/32
	P	05/04/22	2024, 2025, 2026, 2027	—	1,000	$4,475.53	05/03/32

(a)"Award Type" refers to the type of stock option award. "T" represents time-based options where the vesting is based on continued service through the vesting dates in the column labeled "Ratable vesting on each of December 31." "P" represents performance options where the vesting is based on continued service through the vesting dates and NVR’s return on capital performance during the three year period ended December 31 of the first year listed in the column labeled "Ratable vesting on each of December 31." For performance-based options, the amount disclosed is based on the target number of options, which is the same as the maximum. See the Equity-Based Compensation section in our Compensation Discussion and Analysis above.

.

2023 OPTION EXERCISES AND STOCK VESTED

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Paul C. Saville (2)	49,500	$243,776,277
Eugene J. Bredow (2)	10,700	$50,604,680
Daniel D. Malzahn (2)	21,609	$102,870,210
Matthew B. Kelpy	1,200	$4,615,496

(1)The value realized is calculated based on the difference between the market price of Common Stock on the date of exercise and the respective exercise price, multiplied by the number of options exercised.
(2)These options exercised in 2023 were granted on May 14, 2014 at an exercise price equal to the then-current stock price of $1,094.22 and were set to expire on May 13, 2024. The stock price at exercise ranged from $5,130.00 to $6,387.74.

2023 NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY ($)(a)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Paul C. Saville
Plan 1 (b)	—	—	$252,834,839	—	$741,228,647
Plan 2 (c)	—	—	$1,854,771	—	$5,437,579
Eugene J. Bredow	—	—	—	—	—
Daniel D. Malzahn	—	—	—	—	—
Matthew B. Kelpy	—	—	—	—	—

(a)Represents unrealized earnings (losses) in the market value of the Common Stock held in the officer’s deferred compensation account during 2023.  We have never paid dividends.
(b)Mr. Saville deferred a total of $15,995,411 of earned compensation prior to 2004, all of which was previously reported in our proxy statements.  This earned compensation was deferred prior to Mr. Saville being named CEO and has been “at risk” since the deferral prior to 2004.  The growth in the balance is solely from the appreciation in our Common Stock since the dates of deferral.
(c)Mr. Saville deferred a total of $600,000 of earned compensation during 2006, all of which was previously reported in our proxy statements. The growth in the balance is solely from the appreciation in our Common Stock since the dates of deferral.
Narrative to the 2023 Non-Qualified Deferred Compensation Table
We have two deferred compensation plans, which we refer to as Plan 1 and Plan 2 for purposes of this discussion.  Plan 1, which we adopted on December 15, 1999, was closed for new contributions effective December 31, 2004.  Each of the named executive officers, solely at their election, may defer 100% of any earned salary or bonus into Plan 2, which we adopted on December 15, 2005.  Stock option gains are prohibited by law from being deferred.
Our deferred compensation plans are structured as follows:
•Amounts deferred are invested in a fixed number of shares of our Common Stock, which is purchased on the open market at fair market value;

•We own the shares of Common Stock in a Rabbi Trust, which makes the payment of our obligations under the deferred compensation plans risk-free for NVR – the cost of the plans does not increase as the value of the Common Stock increases;
•Our Common Stock is the only investment choice;
•All amounts placed in the deferred compensation plan are amounts already earned by the named executive officer;
•We do not make employer contributions to the deferred compensation accounts;
•Earnings on deferred amounts solely represent changes in the market value of the shares of our Common Stock held in the account;
•We do not provide for a minimum return or guarantee a minimum payout amount;
•Amounts deferred are “at risk” investments for the named executive officer; and
•Amounts deferred cannot be distributed to the named executive officer until the named executive officer’s termination of service.  The deferral period expires for Plan 1 at the named executive officer’s termination of service, and expires for Plan 2 six months after the named executive officer’s termination of service in accordance with Code Section 409A.

See the Tax Deductibility of Compensation section in our Compensation Discussion and Analysis for further discussion of the tax deductibility of deferred compensation.
NARRATIVE DISCLOSURES OF TERMINATION AND CHANGE OF CONTROL PAYMENTS
Certain of our named executive officers are eligible to receive certain termination and/or change in control payments and acceleration rights under certain of the compensation arrangements that they hold with us.  These payments and acceleration rights are contained within the applicable executive officers’ employment agreements, equity agreements and deferred compensation plan agreements.
Employment Agreements
As noted in the Change of Control and Post-Employment Payments section above, Messrs. Saville, Bredow and Malzahn are employed pursuant to employment agreements that expire on December 31, 2025. The agreements cover the additional payments that would be due to these individuals in certain termination scenarios. Summarized below are the post-employment payments due under the various termination scenarios pursuant to the employment agreements. As mentioned above, we have not entered into an employment agreement with Mr. Kelpy. Accordingly, he is employed on an at-will basis and is not entitled to post-employment benefits upon termination, other than rights contained in his equity agreements.

•Voluntary.  The applicable named executive officer is not entitled to receive any unearned payments after the date of termination.

•Without cause.  The named executive officer is entitled to receive, in a lump sum following six months from the date of termination, an amount equal to 200% (for Messrs. Saville and Bredow) or 100% (for Mr. Malzahn) of the named executive officer's then annual base salary, and any accrued pro-rated annual bonus based on the then annual base salary, assuming that 100% of the target bonus would have been paid for that year. In addition, we would provide the executive with up to $100,000 of outplacement services.

•Voluntary with good reason.  The named executive officer is entitled to receive the termination payments and outplacement services described in the "Without cause" section above.  “Good reason” means (a) a material diminution in the executive’s authority, duties or responsibilities; (b) a change in the executive’s reporting relationship; (c) a material change in the executive’s principal place of employment; (d) the failure of any successor of the Company to expressly in writing assume our obligations under the employment agreement; or (e) a material breach by us of any agreement between the executive and us.

•Retirement.  Upon retirement, the named executive officer is entitled to receive, in a lump sum following six months from the date of retirement, an amount equal to 100% of the named executive officer's then annual base salary and any accrued pro-rated annual bonus based on the then annual base salary, to the extent that performance targets have been achieved and the annual bonus being paid at the same time that all of our other employees are paid their annual bonus.

•Death or Disability.  The named executive officer is entitled to receive in a lump sum two months of the named executive officer's then annual base salary and accrued pro-rated annual bonus, assuming that the maximum of 100% of the annual bonus is earned for the period ending on the last calendar day of the second calendar month following the month in which the death or disability occurred.

•Cause.  The applicable named executive officers are not entitled to receive any payments after the date of termination for cause. Termination for “cause” is a termination due to:
◦the executive being convicted of (a) a felony, (b) a willful or knowing violation of any federal or state securities law, or (c) a crime involving moral turpitude;
◦gross negligence or gross misconduct in connection with the performance of the executive’s duties as described within the employment agreement; or
◦the executive materially breaching any covenants contained in any agreement between the executive and us.

•Termination after a change in control. A "change of control" means (a) any person or group acquires 50% or more of the combined voting power of our voting stock, (b) substantially all of our assets are sold to another party, (c) we are liquidated or dissolved, or (d) we are merged or consolidated into another entity in which we are not the surviving entity. The post-employment payments due following a termination within one year after a "change of control" are summarized below:

◦Without cause within one year after a change in control.   The named executive officer is entitled to receive the termination payments and outplacement services described in the "Without cause" section above, except that the annual bonus payout is based on 100% of base salary for the year. In addition, each equity agreement provides for the acceleration of vesting of all unvested equity if we experience a “change in control” and the named executive officer’s employment is terminated without cause within one year following the “change in control.”  The accelerated vesting is based on a double trigger, meaning that the named executive officer’s employment needs to be terminated to receive the acceleration right.  The “change in control” provisions within the named executive officers’ agreements are identical to the “change of control” provisions within the agreements for all other participants of the respective equity plans.

◦Voluntary within one year after a change in control.  The named executive officer is entitled to receive the termination payments described in the "Without cause" section above if there is a "change of control" and there has been a material diminution in the executive's authority, duties or responsibilities, except that the annual bonus payout is based on 100% of base salary for the year.

•Voluntary termination upon the election or appointment, as applicable, of a new Chairman and/or Chief Executive Officer.  The applicable named executive officer is not entitled to receive any unearned payments after the date of termination.
Conditions to Receipt of Payment
The covenants within the employment agreements have non-competition provisions, including the prohibition from:
•controlling or owning more than 5% of the outstanding shares of any residential homebuilding, mortgage financing or settlement services business that competes with us;
•being employed by or providing services to any person or entity that competes with us in the residential homebuilding, mortgage financing or settlement services business;
•inducing or attempting to induce any of our customers or potential customers;
•hiring or attempting to hire our employees; or
•utilizing the services of or trying to acquire land, goods or services from any of our developers or subcontractors.
The periods that the non-competition provisions cover are as follows:
•During the term of employment, the named executive officer is bound by the non-competition covenants at all times.
•For one year after termination, the named executive officer is bound by the non-competition covenants if the termination was voluntary, due to retirement, for cause or without cause.
•The named executive officer is not bound by the non-competition covenants after the executive’s termination if the termination was voluntary with good reason, voluntary within one year after a change in control or voluntary upon the election or appointment, as applicable, of a new Chairman and/or Chief Executive Officer.

The following table quantifies the potential payments to the named executive officers upon termination of employment or a change in control as of December 31, 2023.

Name	Severance	Annual Incentive	Equity - Accelerated Vesting (1)	Outplacement Services	Total
Paul C. Saville
Without Cause	$4,550,000	$2,275,000	$—	$100,000	$6,925,000
Voluntary with Good Reason	$4,550,000	$2,275,000	$—	$100,000	$6,925,000
Retirement	$2,275,000	$2,275,000	$—	$—	$4,550,000
Death or Disability	$379,167	$379,167	$—	$—	$758,334
Without Cause Within One Year After a Change in Control	$4,550,000	$2,257,500	$69,435,300	$100,000	$76,342,800
Voluntary Within One Year After a Change in Control	$4,550,000	$2,257,500	$—	$—	$6,807,500
Eugene J. Bredow
Without Cause	$1,800,000	$900,000	$—	$100,000	$2,800,000
Voluntary with Good Reason	$1,800,000	$900,000	$—	$100,000	$2,800,000
Retirement	$900,000	$900,000	$—	$—	$1,800,000
Death or Disability	$150,300	$150,300	$—	$—	$300,600
Without Cause Within One Year After a Change in Control	$1,800,000	$875,000	$32,066,484	$100,000	$34,841,484
Voluntary Within One Year After a Change in Control	$1,800,000	$875,000	$—	$—	$2,675,000
Daniel D. Malzahn
Without Cause	$688,000	$688,000	$—	$100,000	$1,476,000
Voluntary with Good Reason	$688,000	$688,000	$—	$100,000	$1,476,000
Retirement	$688,000	$688,000	$—	$—	$1,376,000
Death or Disability	$114,667	$114,667	$—	$—	$229,334
Without Cause Within One Year After a Change in Control	$688,000	$682,250	$22,850,526	$100,000	$24,320,776
Voluntary Within One Year After a Change in Control	$688,000	$682,250	$—	$—	$1,370,250
Matthew B. Kelpy
Without Cause Within One Year After a Change in Control	$—	$—	$5,049,840	$—	$5,049,840
(1)     Represents the intrinsic value of the acceleration of vesting of stock options that vest upon a change in control and termination of employment within one year of a change in control. Intrinsic value for the stock options is the difference between the exercise price of the stock option and the closing price of our Common Stock, which was $7,000.45 on December 29, 2023, the last trading day of the year.
Deferred Compensation Plans
Under the deferred compensation plans (see the 2023 Non-Qualified Deferred Compensation Table above for more information on these plans), named executive officers receive their shares of Common Stock immediately if we experience a “change of control,” rather than receiving their shares of Common Stock at separation of service.  The “change of control” provisions within the deferred compensation plans are equally applicable to all participants within the plans.
•Plan 1.  Generally, the “change of control” provision is the same as the “change in control” provision set forth in our equity agreements, as summarized above.

•Plan 2.  Generally, the “change of control” provision is triggered if (i) we experience any transaction resulting in any person or entity owning 50% or more of the total fair market value or total voting power of our shares, (ii) we experience any transaction resulting in any person or entity acquiring 35% or more of the total fair market value or total voting power of our shares during a 12-month period, (iii) a majority of our Board is replaced during any 12-month period by new directors not endorsed by a majority of our Board who were on our board immediately preceding the new appointments or elections, or (iv) we sell to another entity our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of our total assets.
Assuming a change of control under the deferred compensation plans at December 31, 2023, the market value of the accelerated account balances is presented in the 2023 Non-Qualified Deferred Compensation Table above.
Pay Ratio
Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u).
In identifying our median employee, we calculated the total cash compensation paid to each of our employees for the 10-month period ended October 31, 2023. Total cash compensation for these purposes included base salary and wages, and, if applicable, bonus and commissions and was calculated using internal payroll records.
We selected the median employee based on approximately 6,200 active full-time and part-time employees of NVR and its subsidiaries as of October 31, 2023. For employees hired in 2023 who did not work the full year, we did not annualize their compensation for purposes of this calculation.
The 2023 annual total compensation as determined under Item 402 of Regulation S-K (“Item 402 Compensation”) for our CEO was $1,763,200. The 2023 Item 402 Compensation for our median employee was approximately $75,700. The ratio of our CEO’s Item 402 Compensation to our median employee’s Item 402 Compensation for fiscal year 2023 is approximately 23 to 1.
Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PAY VERSUS PERFORMANCE

							Value of Initial Fixed $100 Investment Based On:
Fiscal Year Ended December 31,	Summary Compensation Table (SCT) Total For PEO 1 (Saville)	Compensation Actually Paid to PEO 1 (Saville)	SCT Total For PEO 2 (Bredow)	Compensation Actually Paid to PEO 2 (Bredow)	Average SCT Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income (in thousands)	Annual Return on Capital
	(1)	(2)	(1)	(2)	(3)	(2) (3)		(4)		(5)
2023			$1,763,200	$32,116,820	$2,222,867	$37,928,778	$183.8	$264.4	$1,591,611	29.4%
2022	$42,887,000	$16,235,913	$19,289,010	$12,737,646	$8,525,859	$(47,615)	$121.1	$146.9	$1,725,575	40.2%
2021	$4,162,400	$62,621,400			$1,154,088	$18,937,729	$155.2	$188.1	$1,236,719	26.7%
2020	$4,012,200	$17,730,200			$1,114,075	$4,442,082	$107.1	$123.6	$901,248	22.0%
(1) Paul C. Saville was our principal executive officer (PEO) until May 4, 2022, when he was appointed Executive Chairman of the Board. Eugene J. Bredow has been our PEO since May 4, 2022.
(2) The dollar amounts included in this column represent the amount of "compensation actually paid" as computed in accordance with Item 402(v) of Regulation S-K, and do not reflect the actual compensation earned by or paid to the applicable NEO during the applicable year, given that the substantial majority of this amount relates to unvested stock options which could not have been exercised during the period in which it is included in this measure.
For all periods presented, the amounts deducted from the Summary Compensation Table consisted of the grant-date fair value of equity awards granted in the respective year. The amounts added to the Summary Compensation Table totals consisted of the fair value as of the end of the year of equity grants made in that year, the change in Black-Scholes fair value of unvested equity awards granted in prior years and the change in Black-Scholes fair value of equity awards vesting in the year presented. These amounts for our PEO in each of the respective years are presented in the table below:

Fiscal Year Ended December 31,	Summary Compensation Table (SCT) Total For PEO	Grant date FV reported in the SCT	FV as of end of year of all unvested awards granted during year	Change in FV of awards granted in prior years that are outstanding and unvested	Change in FV of awards granted in prior years that vested during year	Compensation Actually Paid to PEO
2023	$1,763,200	$—	$—	$22,702,838	$7,650,782	$32,116,820
2022 - Bredow	$19,289,010	$(17,989,042)	$19,686,588	$(3,966,542)	$(4,282,368)	$12,737,646
2022 - Saville	$42,887,000	$(38,952,650)	$42,628,438	$(14,582,875)	$(15,744,000)	$16,235,913
2021	$4,162,400	$—	$—	$39,205,875	$19,253,125	$62,621,400
2020	$4,012,200	$—	$—	$9,694,125	$4,023,875	$17,730,200
The average of these amounts for the Non-PEO NEOs is presented in the table below:

Fiscal Year Ended December 31,	Average SCT Total for Non-PEO NEOs	Grant date FV reported in the SCT	FV as of end of year of all unvested awards granted during year	Change in FV of awards granted in prior years that are outstanding and unvested	Change in FV of awards granted in prior years that vested during year	Average Compensation Actually Paid to Non-PEO NEOs
2023	$2,222,867	$—	$—	$22,971,043	$12,734,868	$37,928,778
2022	$8,525,859	$(7,549,732)	$8,262,384	$(5,142,664)	$(4,143,462)	$(47,615)
2021	$1,154,088	$—	$—	$12,393,203	$5,390,438	$18,937,729
2020	$1,114,075	$—	$—	$2,646,206	$681,801	$4,442,082
(3) In 2023, the additional NEOs were Paul C. Saville, Daniel D. Malzahn and Matthew B. Kelpy. In 2022, the additional NEOs were Messrs. Malzahn, Kelpy and Paul W. Praylo. In 2021 and 2020, the additional NEOs were Messrs. Malzahn, Bredow, Kelpy and Praylo.
(4) The peer group total shareholder return presented represents the cumulative total shareholder return of the Dow Jones US Home Construction Index from December 31, 2019 through and including the last day of each applicable year presented.
(5) Refer to page 31 for the method by which return on capital is calculated.

The Relationships Between "Compensation Actually Paid" (1) and NVR Measures of Financial Performance
Background
Homebuilding is a cyclical business with long project life cycles. Our executive compensation program is structured to focus our executives on long-term performance, not short-term quarterly or annual performance. For over 25 years, our compensation philosophy has remained consistent and has focused our management team on long-term maximization of shareholder value, as demonstrated by our 25 year total shareholder return of 14,580%, compared to the S&P 500 Index total shareholder return of 517% during the same period.
In our 1996 proxy statement, when our stock price was under $10 per share, we stated that our executive compensation philosophy “includes performance based compensation which effectively aligns the interests of management with those of the Company’s shareholders. The total compensation package is structured to effectively achieve the mutually beneficial goals of retaining experienced senior executives and aligning senior executive compensation with the creation of long-term shareholder value.” That compensation philosophy remains in place today. The consistency in our compensation philosophy is clear, and so is the alignment with shareholders, as demonstrated by the December 31, 2023 closing price of $7,000.45 per share. This compensation philosophy has also achieved the goal of retaining experienced senior executives, as the average NVR experience of our senior executives is nearly 20 years.
Approximately 85% of our named executive officers' compensation is at risk, and the substantial majority of our named executive officers’ compensation is in the form of stock options with long-term vesting. Our periodic option grants to named executive officers do not begin to vest until the end of the third year following the grant date, and vest 25% each year from that point until the end of the sixth year following the grant date. This vesting schedule is substantially longer than that of our peer group and most companies. 50% of the vesting for our stock option grants is subject to a performance metric, NVR's return on capital relative to our peer group.
The most significant driver of "compensation actually paid" to our NEOs is the change in our stock price from the grant date to the vesting date. We believe this relationship benefits shareholders by motivating our executives to drive long-term increases in shareholder value. Given our long term vesting schedule, grants made in periods as far back as 2018 impact the 2023 "compensation actually paid" presented in the table above. As a result, "compensation actually paid" in each individual year presented will be highly variable as it is almost entirely driven by the change in the Black-Scholes value of stock options from the beginning of the year to the end of the year.
Our compensation for all of our executive officers is simple, consisting of:
a.moderate target cash compensation (base salary and an annual incentive bonus capped at 100% of base salary);
b.significant long-term equity incentives in the form of stock options granted periodically; and
c.the same personal benefits for which all of our employees are eligible.
Accordingly, our PEO’s "compensation actually paid" is highly correlated to that of the remaining NEOs. In periods where our stock price performs strongly, our PEO and the remaining NEOs will each have higher "compensation actually paid" (as defined in Item 402(v) of Regulation S-K). In periods where our stock price declines, our PEO and the remaining NEOs will have lower "compensation actually paid." We believe this provides 100% alignment between the interests of our named executive officers and our shareholders.
Relationship between "compensation actually paid" and our cumulative TSR
The relationship between "compensation actually paid" and our TSR is simple. "Compensation actually paid" to all of our NEOs is highly correlated to our TSR over the vesting period of our equity grants. For example, in 2023, 95% of the "compensation actually paid" to our PEO and 94% of the "compensation actually paid" to the remaining NEOs was driven by the increase in the Black-Scholes fair value of stock options.
Our long-term vesting and the use of stock options ensures that our NEOs’ long-term interests are aligned with our shareholders’ interests. Our NEOs must drive long-term shareholder value to realize the substantial majority of their compensation. That alignment is demonstrated by the change in our share price over the long-term.

(1) The "compensation actually paid" presented in this section is as computed in accordance with Item 402(v) of Regulation S-K, and does not reflect the actual compensation earned by or paid to the applicable NEO during the applicable year, given that the substantial majority of this amount relates to unvested stock options which could not have been exercised during the period in which it is included in this measure.

Relationship between "compensation actually paid" and net income and return on capital
The other two measures presented in our pay versus performance table are net income and return on capital. We believe that long-term shareholder value is driven in large part by growth in net income. We have grown net income over the period presented in the pay versus performance table; however, our "compensation actually paid" has been higher in years where our share price performed well, and lower in years where our share price declined.
With respect to return on capital, the return on capital metric (over a three year performance period) represents our performance metric for vesting of performance-based options, and requires us to outperform the peer group. 50% of each option grant to our NEOs is subject to the return on capital performance condition, and this component of NEO compensation only vests at the target level if our three year return on capital is in the top 25% of our peer group. We believe return on capital is an important metric for us and our shareholders due to the capital intensive nature of the homebuilding business.
"Compensation actually paid" in any given year does not correlate strongly with the changes in net income or return on capital due to the cyclical nature of the homebuilding industry, and the fact that the substantial majority of compensation is in the form of long-term stock options. Our focus on long-term growth is designed to limit risk and maximize returns in a cyclical industry. Over the four year period, our net income grew by 77% and our return on capital metric was the highest in our peer group. Our goal is to deliver industry leading rates of return and growth in net income (and earnings per share) over the long term, and we believe by focusing on this long-term growth, we will maximize shareholder value.
Relationship between our TSR and the peer group TSR for the three most recently completed fiscal years
The peer group TSR represents the cumulative shareholder return of the Dow Jones US Home Construction Index from December 31, 2019 through and including the last day of each applicable fiscal year presented in the table. During the last four fiscal years, our TSR performance lagged the peer group TSR.
We believe our lot acquisition strategy avoids the risks associated with land ownership and development, which historically has resulted in significant outperformance relative to the peer group during recessionary periods. With the overall strength of the homebuilding industry during the last four years, our TSR performance has lagged our peer group compared to measurement periods which include a cyclical downturn (like the 2006-2011 housing downturn, where we were the only publicly traded homebuilder that remained profitable). Over the long term, our strategy is the key driver of our strong balance sheet, which over the long term maximizes shareholder value in our cyclical industry, as demonstrated by our 20 year TSR leading the peer group.
Most important financial performance measures to link "compensation actually paid" to our company performance during the last fiscal year
During 2023, the most important financial performance measures to link "compensation actually paid" to our company performance were:
•Total Shareholder Return
•Consolidated Pre-Tax Profit
•New Orders
•1 Year Return on Capital
•Return on Equity
•Diluted Earnings Per Share

2023 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(b)	Total ($)
Paul C. Saville (a)	$—	$—
C. E. Andrews	$103,000	$103,000
Sallie B. Bailey	$83,000	$83,000
Thomas D. Eckert	$83,000	$83,000
Alfred E. Festa	$106,000	$106,000
Alexandra A. Jung	$83,000	$83,000
Mel Martinez	$83,000	$83,000
David A. Preiser	$91,000	$91,000
W. Grady Rosier	$83,000	$83,000
Susan Williamson Ross	$106,000	$106,000

(a)Mr. Saville, who as our Executive Chairman is also one of our named executive officers, receives no additional compensation for his service as a director. His compensation as a named executive officer is disclosed above in the Summary Compensation Table.
(b)During 2023, directors were paid the following compensation:

Annual Board Retainer	$75,000
Annual Committee Retainer (excludes Executive Committee)	$8,000
Annual Audit Committee Chair Fee	$20,000
Annual Compensation Committee Chair Fee	$15,000
Annual Nominating Committee Chair Fee	$15,000

Reasonable incidental travel and out-of-pocket business expenses are reimbursed as incurred in accordance with the policies to which all of our named executive officers and employees are subject.

Narrative Disclosure to Director Compensation Table
We compensate non-employee directors for their service on our Board with a combination of cash and periodic equity awards, the amounts of which are commensurate with their role and involvement. In 2023, no changes were made to our director cash compensation and no equity awards were made.
Based on the competitive market data provided by Aon Consulting in 2022, NVR's total director compensation was around the 75th percentile of the general industry, with a higher weighting of compensation in long-term equity compensation. We believe that weighting the compensation of our directors heavily towards long-term equity compensation serves to further align the interests of our directors and shareholders.
The following table sets forth the outstanding stock option awards for our directors at December 31, 2023, excluding Mr. Saville’s outstanding awards, which are disclosed in the Outstanding Equity Awards at December 31, 2023 table for the named executive officers:

			Option Awards
Name	Grant Date (a)	Ratable vesting on each of December 31,	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

C.E. Andrews	05/10/2018	2020, 2021, 2022, 2023	1,000	—	$3,022.99	05/09/28
	05/04/2022	2024, 2025, 2026, 2027	—	574	$4,475.53	05/03/32

Sallie B. Bailey	02/21/2020	2022, 2023, 2024, 2025	410	410	$4,037.77	02/20/30
	05/04/2022	2024, 2025, 2026, 2027	—	574	$4,475.53	05/03/32

Thomas D. Eckert	05/14/2014	2016, 2017, 2018, 2019	1,300	—	$1,094.22	05/13/24
	05/10/2018	2020, 2021, 2022, 2023	1,000	—	$3,022.99	05/09/28
	05/04/2022	2024, 2025, 2026, 2027	—	574	$4,475.53	05/03/32

Alfred E. Festa	05/10/2018	2020, 2021, 2022, 2023	1,000	—	$3,022.99	05/09/28
	05/04/2022	2024, 2025, 2026, 2027	—	574	$4,475.53	05/03/32

Alexandra A. Jung	12/03/2018	2021, 2022, 2023, 2024	846	284	$2,450.00	12/02/28
	05/04/2022	2024, 2025, 2026, 2027	—	574	$4,475.53	05/03/32

Mel Martinez	05/10/2018	2020, 2021, 2022, 2023	250	—	$3,022.99	05/09/28
	05/04/2022	2024, 2025, 2026, 2027	—	574	$4,475.53	05/03/32

David A. Preiser	05/10/2018	2020, 2021, 2022, 2023	1,000	—	$3,022.99	05/09/28
	05/04/2022	2024, 2025, 2026, 2027	—	574	$4,475.53	05/03/32

W. Grady Rosier	05/10/2018	2020, 2021, 2022, 2023	1,000	—	$3,022.99	05/09/28
	05/04/2022	2024, 2025, 2026, 2027	—	574	$4,475.53	05/03/32

Susan Williamson Ross	07/28/2016	2018, 2019, 2020, 2021	1,358	—	$1,700.00	07/27/26
	05/10/2018	2020, 2021, 2022, 2023	1,000	—	$3,022.99	05/09/28
	05/04/2022	2024, 2025, 2026, 2027	—	574	$4,475.53	05/03/32

(a)The vesting for all unexercisable options in the table is based on continued service through the vesting dates.
Stock Ownership Requirements
To further align the interests of our Board with our shareholders, we have stock ownership requirements for our directors.  The members of our Board are required to acquire and continuously hold a specified minimum level of our Common Stock.  Under our stock ownership requirements, Board members must acquire and hold Common Stock with a total fair market value equal to five times their $75,000 annual retainer fee, which is $375,000. Board members must satisfy the stock ownership requirement within three years of first becoming subject to the stock ownership requirement, and at a minimum, have satisfied one-third of the requirement after one year, and two-thirds of the requirement after two years.  All members of our Board are in compliance with our stock ownership requirement.

Ratification of Appointment of Independent Auditor
(Proposal No. 2)
At the Annual Meeting, our Board will recommend shareholder ratification of the appointment of KPMG LLP as our independent auditor for 2024.  The Audit Committee and the Board believe that continued retention of KPMG LLP serves the best interests of NVR and its shareholders. KPMG LLP has served as our independent auditor since 1987.  The Audit Committee annually considers rotation of the audit firm and is directly involved in the selection of the lead engagement partner.  If the appointment is not ratified, the Board will consider whether it should select another independent auditor.  Representatives of KPMG LLP are expected to be present at the meeting to respond to shareholders' questions and will have an opportunity to make a statement if they so desire.
Fees paid or incurred for KPMG LLP during the years ended December 31:

	2023	2022
Audit fees:
Integrated audit of financial statements, internal controls over financial reporting and quarterly reviews	$936,000	$936,500
Reimbursable expenses	7,500	7,500
Total audit fees	943,500	944,000
Tax fees	—	—
All other fees	7,500	7,500
Total fees	$951,000	$951,500

The Audit Committee annually evaluates what types of audit and non-audit services (permitted by law) that, subject to certain limits, can be entered into with pre-approval authority granted by the Audit Committee and will grant that authority, if applicable, pursuant to an Audit Committee resolution.  For 2023 and 2022, under separate authorizations applicable to each respective year, the Audit Committee delegated to our Chairman of the Audit Committee, CEO and CFO, together or separately, in our name and on our behalf, the authority, subject to individual cost limits, to engage KPMG LLP to provide the following pre-approved services:
•Accounting guidance and technical assistance for the implementation of newly issued accounting pronouncements and standards;
•Accounting guidance and technical assistance related to the application of existing accounting pronouncements and standards to our transactions; and
•SEC registration statement comfort letters and consents.
The aggregate amount for all pre-approved services may not exceed 50% of the annual audit fee. The Audit Committee Chairman, the CEO and CFO must report any such audit-related or non-audit services to the full Audit Committee at its next regularly scheduled meeting.
Fees incurred during 2023 and 2022 were approved directly by our Audit Committee.
Required Vote
The number of votes cast for the proposal must exceed the number of votes cast against the proposal for approval of the proposal.

Advisory Vote on Executive Compensation
(Proposal No. 3)
Pursuant to the requirements of Section 14A of the Exchange Act, we are providing our shareholders an opportunity to indicate whether they support our named executive officer compensation as described in this Proxy Statement.  This advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the compensation paid to the named executive officers as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentations.  These disclosures allow our shareholders to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented.  We are currently holding “say on pay” advisory votes on an annual basis.
We actively monitor our executive compensation practices in light of the industries in which we operate and the marketplace for talent in which we compete.  We are focused on compensating our named executive officers fairly and in a manner that incentivizes high levels of performance while providing us the tools to attract and retain the best talent.  As discussed in the Compensation Discussion and Analysis included in this Proxy Statement, we believe that our executive compensation program properly links executive compensation to our performance and aligns the interests of our named executive officers with those of our shareholders.  Specifically:
•We target our total compensation at the 50th-75th percentile of our peers. However, our actual target total compensation for our Executive Chairman and CEO is below the 25th percentile of the homebuilding peer group.
•We limit the annual cash bonus opportunity of our named executive officers to 100% of their base salary, and have not provided any opportunity to exceed that amount for short-term quarterly or annual performance in excess of our business plan. We are the only company among the homebuilding peer group to limit the annual cash bonus for the Executive Chairman, CEO and CFO to 100% of base salary.
•Our target total cash compensation is below the 25th percentile of our peers.
•We place a substantial portion of compensation to our executive officers at risk in the form of stock options that vest over a long-term period.
•We issue equity grants every four years, including performance-based stock options, to our named executive officers that vest over a long period of time.
•Our named executive officers must achieve and maintain a designated robust level of ownership in NVR stock.
Accordingly, the Board unanimously recommends that shareholders vote in favor of the following resolution:
“Resolved, that the compensation paid to NVR’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related footnotes and narrative disclosures, is hereby APPROVED.”
Required Vote
Although this vote is advisory and is not binding on NVR, the Compensation Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions.  For the advisory resolution to be approved, the number of votes cast "FOR" the resolution must exceed the votes cast "AGAINST" the resolution.

The Company expects a proposal to be presented for consideration at the annual meeting by the New York State Common Retirement Fund at 110 State Street, 14th Floor, Albany, NY 12236, who benefically owned 4,464 shares of the Company's common stock as of October 31, 2023. THE BOARD UNANIMOUSLY RECOMMENDS VOTING "AGAINST" THIS PROPOSAL.

Diversity, Equity and Inclusion Efforts
(Proposal No. 4)
BE IT RESOLVED: Shareholders request that NVR, Inc. (NVR) report to shareholders on the outcomes of the Company's diversity, equity, and inclusion efforts in its human capital management strategy, by providing comprehensive quantitative metrics and data on progress toward its goals. This includes disclosure of its EEO-1 Report no later than 60 days after the date of its submission to the EEOC as well as recruitment, retention, and promotion rates, pay data of employees by gender, race, ethnicity, sexual orientation, age, disability and veteran status and consolidated pay and hours-worked reporting required by the California Department of Fair Employment and Housing. The reporting should be done at reasonable expense and exclude proprietary information.
SUPPORTING STATEMENT: Quantitative data is sought so that investors are able to compare, understand, and assess the effectiveness of companies' diversity, equity, and inclusion programs.
WHEREAS: In the current environment companies face numerous social and governance risks, including workforce management, that could impact companies' abilities to retain employees in a tight labor market. The importance of workforce management, including diversity, equity and inclusion, is recognized by the Company. The Company's annual report states "Our employees are our most important asset. We are committed to hiring and developing an inclusive workplace with a strong diversity of backgrounds and perspectives. … Our compensation philosophy has been consistent for over 25 years and is designed to motivate and retain highly qualified and experienced employees."
Diversity and inclusion can provide a competitive advantage. Studies have found that diverse and inclusive workplaces "encourag[e] varied perspectives that can better anticipate shifts in consumer preferences, reduc[e] costly turnover, and increas[e] productivity and morale," in addition to other benefits.1 Further, analysis from Just Capital found that companies that disclose EEO-1 data (or equivalent data) saw 2.4 percent higher returns than peer companies that did not release EEO-1 data.
As intangible assets increasingly drive corporate value creation, investors seek a better understanding of human capital management strategy and performance. The Fund believes that disclosure of EEO-1 data helps investors assess the implementation of their portfolio companies' commitments to greater inclusion not just in a given year, but over time, and among different job categories. A lack of consistent disclosure of human capital practices makes it difficult for investors to integrate this key factor in their analysis of company risk and value.
NVR has not shared sufficient information for investors to determine the effectiveness of its commitments and overall human capital management programs. A report such as the one requested would assist shareholders in assessing whether NVR is bringing new talent into the company, whether these employees are retained, how effectively their talents are nurtured and whether there is overall improvement in its management of the workforce.

1 Letter from Investors to SEC Chair Gensler (Nov. 18, 2021), https://www.bostontrustwalden.com/wp-content/uploads/2021/11/Investor-Signatory-Letter-to-the-SEC-Requesting-Mandatory-EEO-1-Disclosure_Nov-2021.pdf.

Our Statement in Opposition to Proposal No. 4
Our employees are our most important asset, and they are responsible for the 14,580% total shareholder return (TSR) we have delivered to our shareholders over the last 25 years. Our performance clearly demonstrates the success of our recruiting, hiring and retention practices, as our TSR far exceeds the Dow Jones US Homebuilder Index TSR of 1,150% and the S&P 500 Index TSR of 517% during the same period.
We are fully committed to diversity and inclusion
Diversity and inclusion is an important part of our culture. We are committed to continually developing an inclusive culture that attracts a diverse workforce and enables every employee to contribute to the success of the company by utilizing their unique individual perspectives and backgrounds. In addition, our leadership works to create a safe and ethical workplace that offers all employees opportunities to learn, grow and develop. The differing perspectives that emerge from this diverse and safe environment allow us to make appropriate merit-based decisions.
The proposal would require us to gather and disclose information not required by law
The shareholder proposal is extremely broad and would have us gather and publicly disclose detailed personal information about our employees that neither federal law nor state law (in the states in which we operate) requires NVR to gather or report. We gather information about our employees, including diversity data, as required by the Equal Employment Opportunity Commission. We do not solicit personal information from our employees that is not required by law. Therefore, we are not in possession of certain of the data requested in the proposal.
The shareholder proposal would have us gather and disclose information called for by the California Department of Fair Employment and Housing requirements, which are inapplicable to us because we do not operate in, nor do we have any employees in, California. The detailed disclosures the shareholder proposal requests exceed the information we have in our possession and go beyond what is provided by any of the homebuilders in our peer group.
We currently provide information about the diversity of our workforce through our publicly disclosed EEO-1 data
We have a long history of engaging with our shareholders, including in relation to interest they may have in disclosure of information beyond what we already disclose, such as our diversity initiatives. The Nominating and Corporate Governance Committee (the “Committee”) is responsible for determining how to respond to requests for supplemental disclosure. The two primary considerations used by the Committee when they review such requests are (1) understanding the value of the supplemental disclosure to the investment decisions of shareholders and (2) the volume of requests regarding the supplemental disclosure. With respect to shareholder engagement on diversity disclosures, our shareholders have not articulated to the Committee how such data would be useful in making their investment decisions. However, since an increasing number of shareholders have requested EEO-1 data, which we already have in our possession, we now disclose EEO-1 data on our website. We believe the EEO-1 data disclosed is sufficient to inform investors about diversity and inclusion.
Our Board of Directors unanimously recommends that you vote “AGAINST” this proposal
Our Board of Directors supports actions that are in the best interests of our shareholders. Our Board of Directors does not believe that modifying our human capital disclosures to accommodate this extremely broad request would increase shareholder value or provide shareholders with any additional meaningful information. If adopted, the proposal would reduce shareholder value, as it would cause NVR to incur significant additional costs and administrative burdens without commensurate benefit to our shareholders.

The Company expects a proposal to be presented for consideration at the annual meeting by John Chevedden of 2215 Nelson Avenue, No. 205, Redondo Beach, California, who benefically owned 1 share of the Company's common stock as of November 16, 2023. We have copied the text of the proposal (including shareholder-supplied graphic and emphasis) and the shareholder's supporting statement as it was provided by the shareholder. THE BOARD UNANIMOUSLY RECOMMENDS VOTING "AGAINST" THIS PROPOSAL.

Transparency in Political Spending
(Proposal No. 5)
Resolved, Shareholders of NVR, Inc. request that the Company provide a report, updated semiannually, disclosing the Company's:
1.Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.
2.Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:
a.The identity of the recipient as well as the amount paid to each; and
b.The title(s) of the person(s) in the Company responsible for decision-making.
The report shall be presented to the board of directors or relevant board committee and posted on the Company's website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.
Supporting Statement
As a long-term NVR shareholder, I support transparency and accountability in corporate electoral spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates.
A company's reputation, value, and bottom line can be adversely impacted by political spending. The risk is especially serious when giving to trade associations, Super PACs, 527 committees, and "social welfare" organizations - groups that routinely pass money to or spend on behalf of candidates and political causes that a company might not otherwise wish to support.
The Conference Board's 2021 "Under a Microscope" report details these risks, recommends the process suggested in this proposal, and warns "a new era of stakeholder scrutiny, social media, and political polarization has propelled corporate political activity - and the risks that come with it - into the spotlight. Political activity can pose increasingly significant risks for companies, including the perception that political contributions - and other forms of activity - are at odds with core company values."
This proposal asks NVR to disclose all of its electoral spending, including payments to trade associations and other tax-exempt organizations which may be used for electoral purposes - and are otherwise undisclosed. This would bring NVR in line with a growing number of leading companies, including Capital One Financial Corp., Dominion Energy Inc., and Ford Motor Co., which present this information on their websites.
Without knowing the recipients of our company's political dollars shareholders cannot sufficiently assess whether our company's election-related spending aligns or conflicts with its policies on climate change and sustainability, or other areas of concern. Thus it will be a best practice for NVR to expand its political spending disclosure.

Our Statement in Opposition to Proposal No. 5
NVR is committed to having sound corporate governance principles and practices. Having and acting on that commitment is essential to running our business efficiently and to maintaining our integrity in the marketplace.
Our policy with respect to political contributions is already publicly available
NVR’s Code of Ethics and Standards of Business Conduct, available to the public on our website, discloses our company policy with respect to political contributions. The Code of Ethics and Standards of Business Conduct prohibits employees from contributing company funds to organizations or individuals wherein the use of such funds has a direct or indirect political purpose without the express permission from the Chief Executive Officer. We question the benefit of disclosing additional policies regarding political contributions as it would be duplicative of these existing disclosures.
We do not engage in political campaign giving
With respect to political contributions, most of the information sought by the proposal is already publicly available pursuant to existing laws and regulations. Further, NVR generally does not engage in political campaign giving of any kind. NVR has not made any political contributions in at least the last 5 years.
Our Board of Directors unanimously recommends that you vote “AGAINST” this proposal
Our Board of Directors supports actions that are in the best interests of our shareholders. Our Board of Directors does not believe that implementing a semiannual report on our political activity would increase shareholder value or provide shareholders with any meaningful information. Given the absence of political contributions and the information that is already publicly available, the proposal, if adopted, would reduce shareholder value, as it would cause NVR to incur costs and administrative burdens without commensurate benefit to our shareholders.

Shareholder Proposals For the 2025 Annual Meeting
Shareholder proposals that are intended by a shareholder to be included in our proxy statement for our next annual shareholders meeting pursuant to Rule 14a-8 of the SEC must be received in the office of NVR's Secretary no later than November 15, 2024.
Shareholder proposals that are not submitted for inclusion in our proxy statement pursuant to Rule 14a-8, but that one or more shareholders intend to propose for consideration at our next annual meeting, must be submitted to the office of NVR's Secretary no earlier than November 15, 2024 and no later than December 15, 2024 and must otherwise comply with the conditions set forth in Section 2.04 of our Bylaws (or, the case of director nominations, Section 3.03 of our Bylaws). Any shareholder proposal that is not submitted within the applicable time frame will not be eligible for presentation or consideration at the next annual meeting.
Our Bylaws permit shareholders owning 3% or more of our common stock for at least three years to nominate up to 20% of our Board and include these nominees in our proxy materials.  The number of shareholders who may aggregate their shares to meet the 3% ownership threshold is limited to 20.  The shareholder(s) and nominees(s) must also satisfy the other requirements in our Bylaws.  Notice of proxy access for director nominees must be received no earlier than October 16, 2024 and no later than November 15, 2024. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 3, 2025.
Householding Information
SEC rules allow us to deliver a single copy of our proxy materials to any household at which two or more shareholders reside. We believe this rule benefits everyone as it eliminates duplicate mailings that shareholders living at the same address receive, and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus and information statements. If your household would like to receive single rather than duplicate mailings in the future, or if shareholders in your household received duplicate mailings and would like to receive a single mailing for the household, please contact your bank, broker or other intermediary. If a shareholder holds shares in a brokerage account or through a broker, bank, trust or other nominee, the shareholder may continue to receive some duplicate mailings.
Other Matters
Management knows of no other business to be presented for action at the Annual Meeting, other than those items listed in the notice of the Annual Meeting referred to herein.  If any other business should properly come before the Annual Meeting, or any adjournment thereof, it is intended that the proxies will be voted in accordance with the best judgment of the persons acting thereunder.
Our Annual Report on Form 10-K for 2023, including consolidated financial statements and other information, accompanies this Proxy Statement but does not form a part of the proxy soliciting material.  A complete list of the shareholders of record entitled to vote at our Annual Meeting will be open and available for examination by any shareholder, for any purpose germane to the Annual Meeting, between 9:00 a.m. and 5:00 p.m. at our offices at 11700 Plaza America Drive, Suite 500, Reston, Virginia 20190, from April 14, 2024 through May 1, 2024 and at the time and place of the Annual Meeting.
Copies of our most recent Annual Report on Form 10-K, including the financial statements and schedules thereto, which we are required to file with the SEC will be provided in print without charge upon the written request of any shareholder.  Such requests may be sent to Investor Relations, NVR, Inc., 11700 Plaza America Drive, Suite 500, Reston, Virginia, 20190.  Our SEC filings are also available to the public from our website at www.nvrinc.com, and the SEC’s website at www.sec.gov.

By Order of the Board of Directors,

James M. Sack
Secretary and General Counsel
Reston, Virginia
March 19, 2024

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 6, 2024 or by 11:59 P.M. Eastern Time on May 2, 2024 for shares held in the Plans. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 6, 2024 or by 11:59 P.M. Eastern Time on May 2, 2024 for shares held in the Plans. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V37697-P06878

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NVR, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Paul C. Saville	☐	☐	☐
1b. C. E. Andrews	☐	☐	☐
1c. Sallie B. Bailey	☐	☐	☐
1d. Thomas D. Eckert	☐	☐	☐
1e. Alfred E. Festa	☐	☐	☐
1f. Alexandra A. Jung	☐	☐	☐
1g. Mel Martinez	☐	☐	☐
1h. David A. Preiser	☐	☐	☐
1i. W. Grady Rosier	☐	☐	☐
1j. Susan Williamson Ross	☐	☐	☐

	For	**Against**	**Abstain**
2. Ratification of appointment of KPMG LLP as independent auditor for the year ending December 31, 2024.	☐	☐	☐
3. Advisory vote to approve compensation paid to certain executive officers.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposals:	**For**	**Against**	**Abstain**
4. Shareholder proposal to publish report on impact of diversity, equity, and inclusion efforts.	☐	☐	☐
5. Shareholder proposal to expand political spending disclosure.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V37698-P06878

NVR, INC.
ANNUAL MEETING OF SHAREHOLDERS
MAY 7, 2024 11:00 A.M. EASTERN TIME
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) hereby appoint(s) James M. Sack, Daniel D. Malzahn and Matthew B. Kelpy, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NVR, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 A.M. (Eastern Time) on Tuesday, May 7, 2024, at our corporate headquarters located at 11700 Plaza America Drive, Suite 500, Reston, Virginia 20190, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side